UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2012

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                       to

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

TABLE OF CONTENTS	Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6-17

Supplemental Schedules
Schedule of Assets (Held as of End of Year)	18-48
Schedule of Assets (Acquired and Disposed of Within Year)	49
Schedule of Reportable Transactions	50
Schedule of Nonexempt Transaction	51

Exhibits
Exhibit Index	52

Consent of Independent Registered Public Accounting Firm	53

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                 By:          /s/  Julia A. Sloat
                 Julia A. Sloat, Secretary

Date:  June 28, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held as of December 31, 2012, (2) assets acquired and disposed of in 2012, (3) reportable transactions, and (4) nonexempt transaction, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/  Deloitte & Touche LLP

Columbus, Ohio
June 28, 2013

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2012 and 2011

	2012	2011
ASSETS
Investments at Fair Value:
Participant Directed Investments	$3,268,509,701	$2,949,303,441
Wrap Contracts	-	456,104
TOTAL INVESTMENTS AT FAIR VALUE	3,268,509,701	2,949,759,545

Notes Receivable from Participants	79,060,932	74,987,631

TOTAL ASSETS	3,347,570,633	3,024,747,176

Adjustment from Fair Value to Contract Value for Fully Benefit Responsive Wrap Contracts	(17,178,669)	(6,071,315)

NET ASSETS AVAILABLE FOR BENEFITS	$3,330,391,964	$3,018,675,861

See Notes to Financial Statements.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2012 and 2011

	2012	2011
INVESTMENT INCOME
Net Appreciation in Fair Value of Investments	$255,472,235	$17,822,948
Interest	11,457,388	9,625,575
Dividends	33,392,767	18,442,370
Total Investment Income	300,322,390	45,890,893

CONTRIBUTIONS
Participants	147,216,242	142,067,219
Employer	65,123,578	63,376,474
Total Contributions	212,339,820	205,443,693
DISTRIBUTIONS TO PARTICIPANTS	(198,027,366)	(227,643,846)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(697,438)	(737,977)
Investment Advisory and Management Fees	(5,339,996)	(5,313,267)
Other Fees	(482,541)	(532,758)
Total Administrative and Management Fees	(6,519,975)	(6,584,002)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,449,226	3,508,423

TRANSFERS INTO PLAN	152,008	-

INCREASE IN NET ASSETS	311,716,103	20,615,161

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	3,018,675,861	2,998,060,700

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$3,330,391,964	$3,018,675,861

See Notes to Financial Statements.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2012 and 2011

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only.  Participants should refer to the Plan documents for a more complete description of the Plan’s information.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978.  The Plan covers eligible regularly-scheduled full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company).  American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor).  AEPSC is a wholly-owned subsidiary of AEP.  JPMorgan Chase Bank N.A. is the custodian and trustee and JPMorgan Retirement Plan Services LLC is the record keeper with respect to the Plan, collectively (JPMorgan or the Trustee).

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral. Employees may opt out of the automatic enrollment or revise their elections within a reasonable period of time after they are notified of their right not to have such pretax deferrals made on their behalf (or to have such pretax deferrals made at a different percentage) and how their account will be invested in the absence of their making an investment election.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits).  Participants who are age 50 and older are able to contribute additional pretax or Roth 401(k) amounts as catch-up contributions.  The catch-up contribution limit was $5,500 for both 2012 and 2011.  The Company contributes to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations.  All contributions are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period.  The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC) effective January 1, 2009, such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

On November 1, 2012, assets of $152,008 were transferred into the Plan in connection with the merger of the terminated AEP Ohio Coal, LLC, Employee Savings Plan into the Plan.  The merger of the plans was necessary under applicable tax regulations that preclude the distribution of amounts from a terminated plan to participants who have not consented to such a distribution to the extent a related employer maintains another individual account retirement plan to which such amounts may be transferred.

Investments

The investment options offered by the Plan are a series of separately managed accounts, interests in commingled and collective trusts, the AEP Stock Fund and self-directed mutual fund brokerage accounts.  Affiliates of JPMorgan provide custody, trustee, recordkeeping and other services with regard to investments.

Participant Loans

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance.  Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between.  Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal.  For loans taken before July 1, 2006, the interest rate was in effect as of the first business day of the calendar quarter in which the loan was taken.  For loans taken after July 1, 2006, the interest rate is in effect as of the first business day of the calendar month in which the loan is taken.  Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant.  Each participant’s account is credited with the participant’s contributions, the Company’s matching contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis.  Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company matching contributions, including earnings thereon.  Excluding participants’ pretax and Roth 401(k) contributions and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan, including their pre-2009 Company matching contributions.  Pretax and Roth 401(k) contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan) or following termination of employment.  Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

The AEP Stock Fund, a Plan investment option, is an Employee Stock Ownership Plan.  As a result, participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund.  The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their contributions into various investment options offered by the Plan.  Investments are reported in the Statements of Net Assets Available for Benefits at fair value while benefit responsive investment contracts are reported at fair value with an adjustment to contract value.  Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis.  Interest income is recorded on an accrual basis.  Dividends are recorded on the ex-dividend date.  These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative Expenses and Management Fees

Administrative and Management Fees incurred relating to JPMorgan during 2012 and 2011 totaled $2,529,547 and $2,998,142, respectively.  The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Benefits are recorded when paid.  There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2012 and 2011.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets.  Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to securities with unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  AEP’s internal staff independently monitors our valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) various monthly and quarterly reports, regarding compliance with policies and procedures.  The BFC consists of our Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, and EVP General Counsel.

The Plan utilizes its trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan.  The Plan’s investment managers review and validate the prices utilized by the trustee to determine fair value.  The Company performs its own valuation testing to verify the fair values of the securities.  The Company receives audit reports of the trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the trust.

Assets in the Plan are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Cash equivalent funds are held to provide liquidity and meet short term cash needs.  The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities.  Short-term debt securities are valued based on observable market data by the trust banks pricing vendor.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment, including appraisals.

Equities and Registered Investment Companies are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.

Investment Descriptions

Common Collective Trusts and the Managed Income Fund are valued at the net asset value per share (NAV).  The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities.  The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date.  These investments are categorized as Level 2 if they can be redeemed at the NAV price.  The JPMorgan Strategic Property Fund has been categorized as a Level 3 investment since the underlying holdings are diversified real estate assets that are difficult to value and rely on unobservable inputs to measure fair value.  JPMorgan Emerging Markets Fund is classified as Level 3.  The majority of the holdings in the JPMorgan Emerging Markets Fund are equity securities traded on foreign stock exchanges in emerging nations that have limited liquidity.

JPMorgan Liquidity Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund are investment grade money market instruments including commercial paper, certificates of deposit, treasury bills and other types of investment grade short-term debt securities. The fund is valued each business day.

JPMorgan US Treasury Plus Money Market Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund include U.S. Treasury obligations, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities.

Mellon Capital Small Cap Stock Index Fund

The objective of this fund is to track the performance of the Russell 2000 Index.  The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital Stock Index Fund

The objective of this fund is to track the performance of the S&P 500 Index.  The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital International Stock Index Fund

The objective of this fund is to track the performance of the MSCI Europe, Australia, and Far East (MSCI EAFE) Index.  The underlying equity holdings of this fund are actively traded on the major non-U.S stock exchanges and have readily available market quotes.

JPMorgan US Real Estate Securities Fund

The objective of this fund is to exceed the performance of the MSCI Real Estate Investment Trust (MSCI U.S. REIT) Index.  The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital Aggregate Bond Index Fund

The objective of this fund is to track the performance of the Barclay’s Capital U.S. Aggregate Bond Index.  Fixed income securities do not trade on an exchange and do not have an official closing price.

Mellon Capital Treasury Inflation-Protected Securities Fund

The objective of this fund is to track the performance of the Barclays Capital U.S. Treasury Inflation-Protected Securities Index.  Treasury Inflation-Protected Securities are backed by the U.S. government and protect investors from the effects of inflation.  The securities are not actively traded on exchanges and do not have an official closing price.

JPMorgan Strategic Property Fund

The objective of this fund is to exceed the performance of the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index.  The underlying holdings in the fund are diversified real estate assets.  This diversified fund consists of multiple properties and no single asset, tenant or location has undue influence over the fund’s value or performance.   The fund’s diversified holdings help mitigate the risk of default and concentration risk.

JPMorgan Emerging Markets Fund

The objective of this fund is to exceed the performance of the MSCI Emerging Markets (MSCI EM) Free Index.  The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets.  The securities in these economies are typically less efficient and less liquid than those in developed markets.

Metlife Separate Account No. 690

The objective of the fund is to exceed the performance of the Barclays Capital 1-3 year Government/Credit Index.  The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk.  Fixed income securities do not trade on an exchange and do not have an official closing price.

Wells Fargo Fixed Income Fund N

The objective of the fund is to exceed the performance of the Barclays Capital Intermediate Government/Credit Index.  The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk.  Fixed income securities do not trade on an exchange and do not have an official closing price.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants remain 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants.  The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2012 and 2011.  The contracts provide that participants execute plan transactions at contract value.  Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund.  The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value.  The interest crediting rate cannot be less than 0%.  Certain events initiated by the Plan Sponsor, such as plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value. In April 2012, AEP initiated a process to identify employee repositioning opportunities and efficiencies.  The process resulted in the redeployment of employees and involuntary severances.  The most intensive part of this process was completed in early 2013, although additional review and steps continue.

This process is not expected to have a material impact on the Managed Income Fund. The Plan sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2012 or the date these financial statements are issued.  During the year ended December 31, 2012, the average yield based on underlying earnings and the average yield based on interest credited to participants were 0.83% and 1.49%, respectively.  During the year ended December 31, 2011, the average yield based on underlying earnings and the average yield based on interest credited to participants were 1.50% and 1.71%, respectively.

5.   INVESTMENTS EXCEEDING FIVE PERCENT OF THE PLAN’S NET ASSETS

Investments exceeding five percent of the Plan’s net assets as of December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
American Electric Power Company, Inc. Common Stock	$282,978,430	$285,559,258
Mellon Capital Aggregate Bond Index Fund	464,002,734	371,262,961
Mellon Capital Stock Index Fund	481,200,145	423,823,169
Mellon Capital International Stock Index Fund	305,480,758	260,688,324

6.   NET APPRECIATION OF INVESTMENTS

During 2012 and 2011, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:
	Years Ended December 31,
	2012	2011
American Electric Power Company, Inc. Common Stock	$9,617,491	$39,332,060
Common/Collective Trusts	165,034,728	681,279
Corporate Stock	70,090,069	(14,985,551)
Fixed Income Securities	964,770	2,128,176
Registered Investment Companies	9,765,177	(9,333,016)
Net Appreciation in Fair Value of Investments	$255,472,235	$17,822,948

7. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets involved parties in interest with respect to the Plan, but those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions.  The exempt party-in-interest transactions involving the Plan included the following:  JPMorgan Chase Bank, N.A. has been acting as trustee and custodian under the Plan, while its affiliates have been acting as (a) investment manager for a number of the Plan’s investment options, (b) the Plan’s record keeper and (c) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2012 and 2011, the Plan held 6,630,235 and 6,912,594 shares, respectively, of common stock of American Electric Power Company, Inc., the Plan Sponsor, with a cost basis of $234,634,292 and $240,862,421, respectively.  During the years ended December 31, 2012 and 2011, the Plan recorded dividend income of $13,252,757 and $13,695,209, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it issued a $21,000 loan to a participant, who, as an employee of the Company, was a party-in-interest with respect to the Plan.  An exemption under ERISA 408(b)(1) requires that the loan be made in accordance with specific plan provisions, but the $21,000 loan was issued on April 9, 2008, when the participant’s highest outstanding loan balance in the preceding 12 months was approximately $32,500.  In the aggregate, these two loan balances exceeded the $50,000 limit imposed under the terms of the Plan by $3,500.  The Company undertook steps to remediate the prohibited transaction as relates to the participant, but had not completed the steps to fully remediate the prohibited transaction with the interested government agencies by December 31, 2012.  Because the participant is not a “disqualified person” for purposes of Section 4975 of the IRC, 5330 is not required in connection with this transaction.

8.   FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$494,382,946	$-	$-	$494,382,946
AEP Stock	282,978,430	-	-	282,978,430
Subtotal Equities	777,361,376	-	-	777,361,376

Fixed Income
Government Bonds	-	105,989,433	-	105,989,433
Corporate Debt Securities	-	159,049,975	-	159,049,975
Mortgage Backed Securities	-	204,001,237	-	204,001,237
Subtotal Fixed Income	-	469,040,645	-	469,040,645

Common/Collective Trusts
JPMorgan Liquidity Fund	-	14,005,564	-	14,005,564
JPMorgan US Treasury Plus Money Market Fund	-	109,448,923	-	109,448,923
Mellon Capital Small Cap Stock Index Fund	-	163,278,652	-	163,278,652
Mellon Capital Stock Index Fund	-	481,200,145	-	481,200,145
Mellon Capital International Stock Index Fund	-	305,480,758	-	305,480,758
JPMorgan US Real Estate Securities Fund	-	17,816,967	-	17,816,967
Mellon Capital Aggregate Bond Index Fund	-	464,002,734	-	464,002,734
Mellon Capital Treasury Inflation-Protected Securities Fund	-	14,704,660	-	14,704,660
Metlife Separate Account No. 690	-	150,986,394	-	150,986,394
Wells Fargo Fixed Income Fund N	-	125,425,281	-	125,425,281
JPMorgan Strategic Property Fund	-	-	31,791,671	31,791,671
JPMorgan Emerging Markets Fund	-	-	18,068,713	18,068,713
Subtotal Common/Collective Trusts	-	1,846,350,078	49,860,384	1,896,210,462

Registered Investment Companies	109,253,314	-	-	109,253,314
Cash Equivalents	-	19,864,466	-	19,864,466
Accrued Items and Unsettled Trades	545,362	(3,765,924)	-	(3,220,562)

Total Assets Reflecting Investments at Fair Value	$887,160,052	$2,331,489,265	$49,860,384	$3,268,509,701

Plan Assets within the Fair Value Hierarchy as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$442,805,802	$-	$-	$442,805,802
AEP Stock	285,559,258	-	-	285,559,258
Subtotal Equities	728,365,060	-	-	728,365,060

Fixed Income
Government Bonds	-	165,171,072	-	165,171,072
Corporate Debt Securities	-	174,701,942	-	174,701,942
Mortgage Backed Securities	-	406,542,746	-	406,542,746
Subtotal Fixed Income	-	746,415,760	-	746,415,760

Common/Collective Trusts
JPMorgan Liquidity Fund	-	142,411,611	-	142,411,611
Mellon Capital Small Cap Stock Index Fund	-	146,226,734	-	146,226,734
Mellon Capital Stock Index Fund	-	423,823,169	-	423,823,169
Mellon Capital International Stock Index Fund	-	260,688,324	-	260,688,324
JPMorgan US Real Estate Securities Fund	-	12,741,862	-	12,741,862
Mellon Capital Aggregate Bond Index Fund	-	371,262,961	-	371,262,961
Mellon Capital Treasury Inflation-Protected Securities Fund	-	8,878,231	-	8,878,231
JPMorgan Strategic Property Fund	-	-	34,096,695	34,096,695
JPMorgan Emerging Markets Fund	-	-	15,195,847	15,195,847
Subtotal Common/Collective Trusts	-	1,366,032,892	49,292,542	1,415,325,434

Registered Investment Companies	94,923,728	-	-	94,923,728
Cash Equivalents	-	21,875,447	-	21,875,447
Wrap Contracts	-	-	456,104	456,104
Accrued Items and Unsettled Trades	593,548	(58,195,536)	-	(57,601,988)

Total Assets Reflecting Investments at Fair Value	$823,882,336	$2,076,128,563	$49,748,646	$2,949,759,545

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as of December 31, 2012 and 2011:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2012
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period

JPMorgan Liquidity Fund	$14,005,564	Daily	1 Day
JPMorgan US Treasury Plus Money Market Fund	109,448,923	Daily	Trade Date + 0
Mellon Capital Small Cap Stock Index Fund	163,278,652	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	481,200,145	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	305,480,758	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	17,816,967	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	464,002,734	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	14,704,660	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	31,791,671	Quarterly	45 Days
JPMorgan Emerging Markets Fund	18,068,713	Daily	1 Day
Metlife Separate Account No. 690	150,986,394	Monthly	1 Month
Wells Fargo Fixed Income Fund N	125,425,281	Monthly	1 Month
Total Assets	$1,896,210,462

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2011
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period

JPMorgan Liquidity Fund	$142,411,611	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	146,226,734	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	423,823,169	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	260,688,324	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	12,741,862	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	371,262,961	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	8,878,231	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	34,096,695	Quarterly	45 Days
JPMorgan Emerging Markets Fund	15,195,847	Daily	1 Day
Total Assets	$1,415,325,434

There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2012 and 2011.

The following tables set forth a reconciliation of changes in the fair value of investments classified as Level 3 in the fair value hierarchy.

Changes in Fair Value Measurements for the Year Ended December 31, 2012

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Wrap Contracts	Total
Balance at Beginning of Year	$34,096,695	$15,195,847	$456,104	$49,748,646

Realized Gains (Losses)	(1,030,618)	520,253	(456,104)	(966,469)
Unrealized Gains (Losses)	(6,980,456)	2,274,613	-	(4,705,843)
Purchases	(1,513,950)	(1,825,000)	-	(3,338,950)
Sales	7,220,000	1,903,000	-	9,123,000
Issuances	-	-	-	-
Settlements	-	-	-	-
Balance at End of Year	$31,791,671	$18,068,713	$-	$49,860,384

Changes in Fair Value Measurements for the Year Ended December 31, 2011

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Wrap Contracts	Total
Balance at Beginning of Year	$29,191,929	$14,787,949	$914,421	$44,894,299

Realized Gains	-	133,801	-	133,801
Unrealized Gains (Losses)	5,119,766	3,313,297	(458,317)	7,974,746
Purchases	(215,000)	(3,504,200)	-	(3,719,200)
Sales	-	465,000	-	465,000
Issuances	-	-	-	-
Settlements	-	-	-	-
Balance at End of Year	$34,096,695	$15,195,847	$456,104	$49,748,646

9. RISK AND UNCERTAINTIES

The Plan utilizes various investment instruments, including common stock, bonds, commingled funds and investment contracts.  Investment securities are exposed to various risks, such as interest rate, credit and market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

10. FEDERAL INCOME TAX

The IRS has determined that the Plan meets the requirements of Section 401(a) of the IRC and recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of the most recent IRS determination letter and the Plan Sponsor submitted an application to the IRS on January 30, 2012, for an updated determination letter that will take into account those additional amendments.  Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt.  Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and to recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012 and 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2009.

11. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

Due to changes in the IRS Form 5500 filing requirements, the income statement in Schedule H, Part II, is now required to separately report certain deemed distributions of participant loans, whether or not those loans may otherwise remain collectible and would still be (and are) reflected as assets on the accompanying financial statements, which are prepared on the accrual basis of accounting.  Because loans deemed distributed are no longer to be carried as assets of the Plan unless and until the participant actually undertakes the repayment, amounts reported on Schedule H as Participant Loans as of the beginning and ending of the year were adjusted so that prospectively the amounts reported on Schedule H, Part I, Line 1c(8), columns (a) and (b) are in conformity with the Form 5500 filing requirements, but differ from those reported in the accompanying financial statements.

	January 1,
Participant Loans – Schedule H, Part I, Line 1c(8), Column (a)	2012	2011
Beginning Balance per Financial Statements	$74,987,631	$70,565,226
Less: Loans Deemed Distributed with No Post-Default Payments	(1,695,638)	(1,474,224)
Balance Reported on Form 5500	$73,291,993	$69,091,002

	December 31,
Participant Loans – Schedule H, Part I, Line 1c(8), Column (b)	2012	2011
Ending Balance per Financial Statements	$79,060,932	$74,987,631
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,053,161)	(1,695,638)
Balance Reported on Form 5500	$77,007,771	$73,291,993

As a result of the changes to Form 5500, beginning and ending Net Assets Available for Benefits as well as Increase (Decrease) in Net Assets will differ between reported amounts on the Financial Statements and Form 5500 as follows:

	January 1,
Net Assets – Schedule H, Part I, Line 1l, Column (a)	2012	2011
Beginning Balance per Financial Statements	$3,018,675,861	$2,998,060,700
Less: Adjustment from Contract Value to Fair Value	6,071,315	(8,599,095)
Less: Loans Deemed Distributed with No Post-Default Payments	(1,695,638)	(1,474,224)
Beginning Balance Reported on Form 5500	$3,023,051,538	$2,987,987,381

	December 31,
Net Assets – Schedule H, Part I, Line 1l, Column (b)	2012	2011
Ending Balance per Financial Statements	$3,330,391,964	$3,018,675,861
Less: Adjustment from Contract Value to Fair Value	17,178,669	6,071,315
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,053,161)	(1,695,638)
Balance Reported on Form 5500	$3,345,517,472	$3,023,051,538

	December 31,
Increase in Net Assets – Schedule H, Part II, Line 2k	2012	2011
Per Financial Statements	$311,716,103	$20,615,161
Less: Adjustment from Contract Value to Fair Value	11,107,354	14,670,410
Less: Loans Deemed Distributed	(357,523)	(221,414)
Reported on Form 5500	$322,465,934	$35,064,157

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2012

	INVESTMENT CONTRACTS:
	Stable Value Wrap
	Prudential Insurance Company of America, 1.57%
	variable annual yield (1.57% at December 31, 2012)
	with an indeterminate maturity date	$-
	Stable Value Wrap
	Met Life Inc.
	variable annual yield (1.27% at December 31, 2012)
	with an indeterminate maturity date	-
	Stable Value Wrap
	ING Life Ins. Co.
	variable annual yield (2.06% at December 31, 2012)
	with an indeterminate maturity date	-
	Stable Value Wrap
	Natixis Financial Products Inc.
	variable annual yield (1.91% at December 31, 2012)
	with an indeterminate maturity date	-
	Subtotal Wrapper Contracts	$-

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Common / Collective Trusts
11,250,821	Wells Fargo Fixed Income Fund N	125,425,281
1,479,728	Metlife Separate Account No 690	150,986,394
109,448,923	JPMorgan US Treasury Plus Money Market Fund	109,448,923
	Total Common / Collective Trusts	$385,860,598

	Corporate Debt Securities
2,125,000	Access to Loans for Learning Student Loan Corp, 0.91%,7/25/2036	2,134,167
2,750,000	Ally Auto Receivables Trust 2012-4, 0.59%,1/17/2017	2,747,883
2,500,000	Ally Auto Receivables Trust 2012-SN1, 0.51%,12/22/2014	2,502,025
3,000,000	Ally Auto Receivables Trust, 0.62%,3/15/2017	3,002,430
2,700,000	American Express Credit Account Master Trust, 0.68%,3/15/2018	2,708,640
1,230,000	American Express Credit Corp, 7.30%,8/20/2013	1,282,841
1,375,000	AmeriCredit Automobile Receivables Trust, 0.51%,1/08/2016	1,374,945
620,000	Anheuser-Busch InBev Worldwide Inc, 1.38%,7/15/2017	626,529
2,535,000	Anheuser-Busch InBev Worldwide Inc, 4.13%,1/15/2015	2,708,876
1,680,000	AT&T Inc, 2.95%,5/15/2016	1,778,650
415,000	AT&T Inc, 2.40%,8/15/2016	433,082
1,085,000	Bank of America Corp, 3.63%,3/17/2016	1,149,666
1,085,000	Bank of America Corp, 3.88%,3/22/2017	1,176,704
770,000	Bank of America Corp, 3.75%,7/12/2016	823,076
1,245,000	Bank of Nova Scotia, 2.05%,10/07/2015	1,286,683
1,120,000	Barclays Bank PLC, 5.20%,7/10/2014	1,191,702
4,980,000	BMW Vehicle Owner Trust, 0.76%,8/25/2015	4,996,733
500,000	Chevron Corp, 1.10%,12/05/2017	503,490
1,542,000	Citigroup Inc, 6.00%,12/13/2013	1,615,800

700,000	Citigroup Inc, 4.59%,12/15/2015	764,225
525,000	Citigroup Inc, 0.58%,6/09/2016	496,099
1,355,000	Citigroup Inc, 3.95%,6/15/2016	1,458,468
685,000	Cooperatieve Centrale Raiffeisen-Boerenleenbank BA/Netherlands, 3.38%,1/19/2017	735,889
780,000	Cooperatieve Centrale Raiffeisen-Boerenleenbank BA/Netherlands, 2.13%,10/13/2015	805,038
2,000,000	Covidien International Finance SA, 2.80%,6/15/2015	2,091,820
1,280,000	Credit Suisse/New York NY, 3.50%,3/23/2015	1,349,824
1,340,000	CVS Caremark Corp, 3.25%,5/18/2015	1,420,628
945,000	Deutsche Bank AG/London, 3.88%,8/18/2014	991,957
1,220,000	Devon Energy Corp, 1.88%,5/15/2017	1,243,705
755,000	DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 2.40%,3/15/2017	773,362
2,470,000	DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 3.50%,3/01/2016	2,616,743
1,175,000	Duke Realty LP, 5.95%,2/15/2017	1,343,201
2,650,781	Ford Credit Auto Owner Trust, 0.84%,6/15/2015	2,657,541
2,140,038	Ford Credit Auto Owner Trust, 0.97%,1/15/2015	2,144,874
435,000	Ford Motor Credit Co LLC, 4.25%,2/03/2017	466,011
1,595,000	Ford Motor Credit Co LLC, 3.00%,6/12/2017	1,638,735
2,500,000	GE Capital Commercial Mortgage Corp, 4.89%,3/10/2040	2,604,675
1,775,000	GE Equipment Transportation LLC, 0.62%,7/25/2016	1,777,041
2,000,000	GEDFT 2012-4 A, 0.65%,10/20/2017	2,004,500
1,205,000	Georgia Power Co, 3.00%,4/15/2016	1,288,061
900,000	GlaxoSmithKline Capital PLC, 1.50%,5/08/2017	913,086
2,140,000	Goldman Sachs Group Inc/The, 3.63%,2/07/2016	2,265,233
291,988	Harley-Davidson Motorcycle Trust 2011-1, 0.61%,10/15/2014	292,052
860,000	Hartford Financial Services Group Inc, 4.00%,10/15/2017	939,464
895,000	Hewlett-Packard Co, 3.00%,9/15/2016	900,728
950,000	Honda Auto Receivables Owner Trust, 0.52%,8/18/2016	950,732
5,390,000	Honda Auto Receivables Owner Trust, 0.88%,9/21/2015	5,418,459
4,480,000	HSBC Finance Corp, 0.59%,1/15/2014	4,466,336
4,525,000	Hyundai Auto Receivables Trust, 0.83%,12/15/2015	4,546,992
1,400,000	Intel Corp, 1.35%,12/15/2017	1,399,594
1,505,000	International Business Machines Corp, 0.55%,2/06/2015	1,505,286
3,110,000	John Deere Capital Corp, 0.48%,6/16/2014	3,115,256
500,000	JPMorgan Chase & Co, 4.65%,6/01/2014	526,805
1,350,000	Kraft Foods Group Inc, 2.25%,6/05/2017	1,396,332
1,270,000	LG&E and KU Energy LLC, 2.13%,11/15/2015	1,296,822
555,000	Lowe's Cos Inc, 1.63%,4/15/2017	567,937
404,000	Macy's Retail Holdings Inc, 5.90%,12/01/2016	474,704
1,125,000	Massachusetts Health & Educational Facilities Authority, 5.26%,10/01/2018	1,344,094
2,756,823	Mercedes-Benz Auto Receivables Trust 2011-1, 0.85%,3/16/2015	2,763,302
1,380,000	Morgan Stanley, 4.75%,3/22/2017	1,505,525
545,000	Morgan Stanley, 5.55%,4/27/2017	604,203
1,615,000	Morgan Stanley, 4.00%,7/24/2015	1,689,742
2,095,000	NBCUniversal Media LLC, 3.65%,4/30/2015	2,228,703
1,800,000	New Hampshire Higher Education Loan Corp, 0.00%,10/25/2028	1,799,820
1,000,000	New York Life Global Funding, 1.30%,10/30/2017	1,003,920
483,431	Nissan Auto Lease Trust 2011-A, 0.39%,1/15/2014	483,484
415,726	Nissan Auto Lease Trust 2011-A, 0.70%,1/15/2014	415,847
3,353,210	Nissan Auto Receivables Owner Trust, 0.74%,9/15/2014	3,358,341
1,470,000	Phillips 66, 2.95%,5/01/2017	1,557,965

2,000,000	Porsche Innovative Lease Owner Trust, 0.54%,12/21/2015	2,000,660
3,445,000	Prudential Financial Inc, 5.10%,9/20/2014	3,687,356
475,000	Rio Tinto Finance USA Ltd, 2.25%,9/20/2016	492,779
2,135,000	Royal Bank of Scotland PLC/The, 4.88%,3/16/2015	2,293,161
2,725,000	Santander Drive Auto Receivables Trust 2012-5, 0.57%,12/15/2015	2,727,643
2,120,000	Shell International Finance BV, 3.10%,6/28/2015	2,245,843
2,050,032	SLM Student Loan Trust, 0.37%,2/27/2017	2,049,233
1,775,000	Small Business Administration Participation Certificates, 2.09%,11/01/2032	1,800,123
2,581,827	Small Business Administration Participation Certificates, 4.14%,2/01/2030	2,834,897
1,350,000	Toronto-Dominion Bank/The, 2.50%,7/14/2016	1,420,268
995,000	Total Capital International SA, 1.55%,6/28/2017	1,010,343
480,000	UBS AG/Stamford CT, 3.88%,1/15/2015	507,197
645,000	UBS AG/Stamford CT, 5.88%,12/20/2017	767,718
385,000	United Technologies Corp, 1.80%,6/01/2017	396,304
1,080,000	Verizon Communications Inc, 2.00%,11/01/2016	1,117,724
1,240,000	Verizon Communications Inc, 3.00%,4/01/2016	1,320,364
1,215,324	Volkswagen Auto Lease Trust, 1.00%,2/20/2014	1,216,637
1,355,000	Wal-Mart Stores Inc, 2.80%,4/15/2016	1,445,094
2,000,000	World Omni Auto Receivables Trust, 0.61%,6/15/2017	2,000,200
	Total Corporate Debt Securities	$145,780,627

	Government Bonds
14,095,000	United States Treasury Inflation Indexed Bonds, 0.13%,4/15/2017	$15,371,950
5,000,000	United States Treasury Inflation Indexed Bonds, 0.13%,7/15/2022	5,459,719
600,000	United States Treasury Note/Bond, 0.63%,9/30/2017	598,920
3,385,000	United States Treasury Note/Bond, 0.63%,5/31/2017	3,390,281
2,995,000	United States Treasury Note/Bond, 0.75%,6/30/2017	3,012,790
10,785,000	United States Treasury Note/Bond, 0.88%,4/30/2017	10,917,332
11,000,000	United States Treasury Note/Bond, 0.88%,7/31/2019	10,864,260
8,050,000	United States Treasury Note/Bond, 1.00%,3/31/2017	8,194,015
1,000,000	Beaver County School District, 1.76%,2/01/2018	1,017,610
700,000	City of Columbus OH, 1.28%,8/15/2017	699,580
400,000	County of Baltimore MD, 3.31%,11/01/2019	442,288
1,650,000	County of Harris TX, 1.37%,10/01/2018	1,641,998
300,000	County of New Castle DE, 1.00%,7/15/2016	300,105
1,110,000	County of Travis TX, 0.87%,3/01/2016	1,106,104
1,500,000	Denver City & County School District No 1, 0.97%,12/01/2016	1,493,520
3,030,000	European Investment Bank, 1.63%,6/15/2017	3,127,566
135,000	Lake County Township High School District No 121 Warren, 0.85%,3/01/2014	135,200
295,000	Lake County Township High School District No 121 Warren, 1.00%,3/01/2015	296,089
1,619,220	MSN 41079 and 41084 Ltd, 1.72%,7/13/2024	1,630,166
925,000	New York State Dormitory Authority, 1.00%,2/15/2016	923,021
3,124,735	North Carolina State Education Assistance Authority, 1.04%,7/25/2039	3,155,326
1,400,000	Overseas Private Investment Corp, 0.00%,7/12/2014	1,406,496
1,400,000	Petroleos Mexicanos, 2.00%,12/20/2022	1,431,528
2,000,000	Phoenix 2012 LLC, 1.61%,7/03/2024	2,006,660
1,000,000	South San Antonio Independent School District/TX, 3.75%,8/15/2014	1,050,180
550,000	State of Connecticut, 1.70%,10/15/2018	553,262
875,000	State of Michigan, 1.38%,5/15/2016	885,824
1,000,000	State of New York, 3.75%,3/01/2018	1,124,570

500,000	State of Ohio, 3.18%,5/01/2018	540,730
1,200,000	State of Wisconsin, 5.05%,5/01/2018	1,386,048
2,000,000	Tagua Leasing LLC, 1.58%,11/16/2024	1,997,880
1,000,000	Virginia College Building Authority, 4.25%,2/01/2018	1,136,560
735,000	Washington & Multnomah Counties School District No 48J Beaverton, 1.72%,6/15/2019	733,684
260,000	Washington County School District No 13 Banks, 1.85%,6/15/2018	260,411
	Total Government Bonds	$88,291,673

	Mortgage Backed Securities
1,385,000	Bear Stearns Commercial Mortgage Securities, 5.45%,3/11/2039	1,562,696
2,320,000	Bear Stearns Commercial Mortgage Securities, 5.71%,9/11/2038	2,655,727
2,407,998	COMM 2004-LNB2 Mortgage Trust, 4.72%,3/10/2039	2,492,470
2,250,000	Credit Suisse First Boston Mortgage Securities Corp, 5.10%,8/15/2038	2,473,110
1,685,395	DBRR 2012 - EZ1 A, 0.95%,9/25/2045	1,689,297
2,000,000	FNA 2012 - M14 ASQ2, 1.11%,2/25/2017	2,021,260
4,000,000	FNCN 10-YR 2.5 TBA FEB, 2.50%,11/29/2022	4,188,280
4,130,000	General Electric Capital Corp, 2.30%,4/27/2017	4,282,314
452,747	Ginnie Mae I pool, 5.00%,10/15/2019	489,844
3,040,207	Ginnie Mae II pool, 4.12%,8/21/2062	3,443,083
951,011	Government National Mortgage Association, 4.25%,11/20/2034	973,003
720,477	Government National Mortgage Association, 4.00%,12/16/2038	763,461
1,100,000	Government National Mortgage Association, 5.50%,2/16/2037	1,238,371
1,103,966	Government National Mortgage Association, 3.50%,2/20/2039	1,174,166
1,586,478	Government National Mortgage Association, 3.00%,3/20/2038	1,641,770
1,006,924	Government National Mortgage Association, 4.50%,4/20/2040	1,088,797
856,686	Government National Mortgage Association, 4.00%,5/16/2035	904,939
1,000,000	Government National Mortgage Association, 5.00%,5/20/2038	1,084,955
966,967	Government National Mortgage Association, 4.25%,5/20/2039	1,040,394
807,054	Government National Mortgage Association, 4.50%,5/20/2040	891,996
643,648	Government National Mortgage Association, 4.00%,6/20/2040	694,925
643,035	Government National Mortgage Association, 4.50%,7/20/2038	682,247
1,692,431	Government National Mortgage Association, 3.50%,1/20/2039	1,802,118
2,608,085	Government National Mortgage Association, 4.00%,9/20/2038	2,811,438
2,744,615	Government National Mortgage Association, 4.25%,10/20/2038	2,940,087
3,838,277	Government National Mortgage Association, 4.50%,4/20/2036	3,986,795
4,036,852	Government National Mortgage Association, 4.50%,9/20/2036	4,212,920
1,429,688	Greenwich Capital Commercial Funding Corp, 4.92%,1/05/2036	1,456,509
1,392,454	Greenwich Capital Commercial Funding Corp, 4.57%,8/10/2042	1,395,475
2,384,000	Merrill Lynch Mortgage Trust, 5.26%,11/12/2037	2,649,768
1,946,416	Morgan Stanley Bank of America Merrill Lynch Trust, 0.66%,11/15/2045	1,945,307
2,560,000	Morgan Stanley Capital I Trust 2005-HQ5, 5.17%,1/14/2042	2,744,986
2,239,042	LB-UBS Commercial Mortgage Trust, 4.69%,7/15/2032	2,264,992
2,310,000	LB-UBS Commercial Mortgage Trust, 4.95%,9/15/2030	2,523,375
1,914,341	UBS-Barclays Commercial Mortgage Trust, 0.73%,8/10/2049	1,918,093
257,499	Wachovia Bank Commercial Mortgage Trust, 5.24%,10/15/2044	285,032
940,386	Fannie Mae Pool, 3.00%,10/01/2027	1,011,094
1,570,595	Fannie Mae Pool, 4.50%,12/01/2022	1,692,104
2,750,000	Fannie Mae Pool, 1.27%,9/01/2017	2,798,098
1,982,137	Fannie Mae Pool, 2.00%,12/10/2022	2,037,062
8,000,000	Fannie Mae Pool, 2.50%,1/01/2023	8,396,640

2,580,420	Fannie Mae Pool, 2.50%,10/01/2022	2,708,357
2,616,626	Fannie Mae Pool, 2.50%,11/01/2022	2,746,358
1,960,796	Fannie Mae Pool, 2.50%,11/01/2022	2,058,012
2,652,061	Fannie Mae Pool, 2.50%,12/01/2022	2,783,550
7,675,698	Fannie Mae Pool, 2.50%,5/01/2022	8,056,259
2,518,744	Fannie Mae Pool, 2.50%,8/01/2022	2,643,623
2,545,180	Fannie Mae Pool, 2.50%,9/01/2022	2,671,370
5,784,840	Fannie Mae Pool, 3.00%,5/01/2027	6,114,056
4,016,983	Fannie Mae Pool, 4.00%,11/01/2025	4,371,690
4,906,605	Fannie Mae Pool, 4.00%,6/01/2026	5,257,084
4,262,335	Fannie Mae Pool, 4.50%,6/01/2018	4,696,650
2,950,630	Fannie Mae Pool, 5.00%,3/01/2025	3,249,903
5,748,379	Fannie Mae Pool, 5.00%,6/01/2020	6,246,993
2,897,351	Fannie Mae Pool, 5.00%,6/01/2023	3,148,667
3,122,343	Fannie Mae Pool, 5.50%,9/01/2023	3,417,373
5,175,000	Federal Home Loan Mortgage Corp, 1.00%,9/29/2017	5,229,389
2,150,000	Federal National Mortgage Association, 0.88%,10/26/2017	2,158,708
4,150,000	Federal National Mortgage Association, 0.88%,12/20/2017	4,158,093
1,236,335	Freddie Mac Gold Pool, 5.00%,2/01/2025	1,349,080
991,988	Freddie Mac Gold Pool, 5.00%,4/01/2023	1,065,405
2,999,841	Freddie Mac Gold Pool, 4.00%,7/01/2026	3,172,395
2,218,471	Freddie Mac Gold Pool, 4.50%,6/01/2025	2,410,380
4,358,790	Freddie Mac Gold Pool, 5.00%,10/01/2020	4,677,147
573,219	Freddie Mac REMICS, 5.00%,6/15/2033	586,690
3,724,307	Freddie Mac REMICS, 4.50%,7/15/2032	3,854,583
2,395,932	Freddie Mac REMICS, 4.75%,6/15/2035	2,561,985
2,776,254	Freddie Mac REMICS, 5.00%,4/15/2033	2,885,027
981,118	Helios Leasing I LLC, 1.56%,9/28/2024	978,989
2,300,000	Citigroup Commercial Mortgage Trust, 4.73%,10/15/2041	2,433,055
	Total Mortgage Backed Securities	$184,039,869

	Net Assets Pending Settlement	(2,805,873)

	Subtotal Stable Value	$801,166,894

	TOTAL - INVESTMENT CONTRACTS	$801,166,894
	ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	(17,178,669)
	TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$783,988,225

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2012

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Cash Equivalents
19,864,466	Cash Equivalents	$19,864,466
	Total Cash Equivalents	$19,864,466

	Common / Collective Trusts
378,440	JPMCB US Real Estate Securities Fund	$17,816,967
3,671,983	EB Daily Liquidity Non SL Aggregate Bond Index Fund	464,002,734
2,707,059	EB Daily Liquidity Non SL International Stock Index Fund	305,480,758
1,135,157	EB Daily Liquidity Non SL Small Cap Stock	163,278,652
3,427,742	EB Daily Liquidity Non SL Stock Index Fund	481,200,145
117,161	EB DL Non SL Treasury Inflation Protected Securities Fund	14,704,660
1,003,260	JPMCB Emerging Markets - Equity Focused	18,068,713
16,936	JPMCB Strategic Property Fund	31,791,671
14,005,564	JPMCB Liquidity Fund	14,005,564
	Total Common / Collective Trusts	$1,510,349,864

	AEP Stock
6,630,235	American Electric Power Company, Inc. Common Stock $6.50 par value	$282,978,430
	Total AEP Stock	$282,978,430

	Corporate Stock
9,400	3M CO COM STK USD0.01	$872,790
5,950	AARON'S INC CLASS'A'COM VTG USD0.5	168,266
41,200	ABB LTD ADR EACH REPR I CHF2.50(SPON)	856,548
24,059	ABBOTT LABORATORIES COM STK NPV	1,575,865
17,600	ABBOTT LABORATORIES COM STK NPV	1,152,800
7,440	ABM INDUSTRIES INC COM STK USD0.01	148,428
21,000	ACCENTURE PLC CLS'A'USD0.0000225	1,396,500
9,900	ACE LIMITED CHF30.57	790,020
28,400	ACME PACKET INC COM STK USD0.001	628,208
11,220	ACTUANT CORP CLS'A' COM STK USD0.20	313,150
10,690	AEGION CORP USD0.01	237,211
6,735	AEROPOSTALE INC COM STK USD0.01	87,622
6,271	AEROPOSTALE INC COM STK USD0.01	81,586
25,900	AETNA INC NEW COM STK USD0.001	1,199,170
4,300	AFC ENTERPRISES INC USD0.01	112,359
3,195	AFFILIATED MANAGERS GROUP INC COM STK USD0.01	415,829
30,400	AFLAC INC COM STK USD0.10	1,614,848
21,600	AGCO CORP COM STK USD0.01	1,060,992
64,131	AGILENT TECHNOLOGIES INC COM STK USD0.01	2,631,936
19,200	AGILENT TECHNOLOGIES INC COM STK USD0.01	787,968
2,900	AGRIUM INC COM NPV	291,189
12,000	AIR METHODS CORP COM STK USD0.06	442,680
3,300	AIR PRODUCTS & CHEMICALS INC COM STK USD1	279,378
26,255	ALEXION PHARMACEUTICAL INC COM NPV USD0.001	2,462,982
4,280	ALLEGHENY TECHNOLOGIES INC COM STK USD0.10	129,941
27,571	ALLERGAN INC COM STK USD0.01	2,529,088
9,600	ALLIANCE DATA SYSTEM COM STK USD0.01	1,389,696
4,600	ALLIANCE DATA SYSTEM COM STK USD0.01	665,896
21,900	ALLSTATE CORP COM STK USD0.01	879,723
53,711	ALTERA CORP COM STK USD0.001	1,849,807
6,000	ALTERRA CAPITAL HLDGS LTD USD0.01	169,140
24,217	AMAZON COM INC COM STK USD0.01	6,081,857
11,775	AMC NETWORKS INC USD0.01	582,863
17,800	AMEREN CORP COM STK USD0.01	546,816
44,200	AMERICAN EAGLE OUTFITTER COM STK USD0.01	906,542
21,710	AMERICAN EAGLE OUTFITTER COM STK USD0.01	445,272
10,457	AMERICAN GREETINGS CORP COM STK CLASS'A'USD1	176,619
13,800	AMERICAN PUBLIC EDUCATION INC COM STK USD0.01	498,318
35,666	AMERICAN TOWER CORPORATION	2,755,912

13,200	AMERIPRISE FINANCIAL INC COM STK USD0.01	826,716
18,300	AMERIPRISE FINANCIAL INC COM STK USD0.01	1,146,129
28,800	AMERISOURCEBERGEN CORP COM STK NPV	1,243,584
12,300	AMGEN INC COM STK USD0.0001	1,061,736
21,900	AMPHENOL CORP CLASS'A'COM STK USD0.001	1,419,492
4,170	AMSURG CORP COM STK NPV	125,142
24,118	ANADARKO PETROLEUM CORP COM STK USD0.10	1,792,209
2,400	ANN INC USD0.0068	81,216
28,160	ANWORTH MORTGAGE ASSET CORP COM STK USD0.01	166,989
8,300	APACHE CORP USD0.625	651,550
12,955	APOLLO INVESTMENT CORP COM STK USD0.001	110,895
18,035	APPLE INC COM STK NPV	9,613,196
2,800	APPLE INC COM STK NPV	1,492,484
10,000	ARCHER DANIELS MIDLAND CO COM STK NPV	273,900
12,655	ARES CAPITAL CORP COM STK USD0.001	221,463
6,119	ARGO GROUP INTL HLDGS COM STK USD0.01	205,537
41,375	ARMOUR RESIDENTIAL REIT INC USD0.0001	267,696
54,200	ARRIS GROUP INC COM STK USD0.01	809,748
22,400	ARROW ELECTRONICS INC COM STK USD1	852,992
22,995	ARROW ELECTRONICS INC COM STK USD1	875,650
10,040	ASBURY AUTOMOTIVE GROUP INC COM STK USD0.01	321,581
53,000	ASCENA RETAIL GROUP INC USD0.05	979,970
29,265	ASCENA RETAIL GROUP INC USD0.05	541,110
3,120	ASHLAND INC COM STK USD1	250,879
7,600	ASPEN INSURANCE HLDGS COM STK USD0.15144558	243,808
11,100	ASSOCIATED ESTATES REALTY CORP COM NPV	178,932
21,900	ASSURANT INC COM STK USD0.01	759,930
3,400	ASSURANT INC COM STK USD0.01	117,980
7,800	ASSURANT INC COM STK USD0.01	270,660
73,600	ASSURED GUARANTY LTD COM STK USD0.01	1,047,328
225,193	ATMEL CORP COM STK USD0.001	1,475,014
26,000	ATWOOD OCEANICS INC COM STK USD1	1,190,540
14,200	AUTOLIV INC COM STK USD1	956,938
1,960	AUTOLIV INC COM STK USD1	132,084
2,300	AUTOZONE INC COM STK USD0.01	815,189
1,600	AUTOZONE INC COM STK USD0.01	567,088
45,812	AVAGO TECHNOLOGIES LTD NPV	1,450,408
39,100	AVNET INC COM STK USD1	1,196,851
18,035	AVNET INC COM STK USD1	552,051
6,415	AXIS CAPITAL HLDGS COM STK USD0.0125	223,819
15,646	BAIDU INC ADR EACH REPR 0.10 SHARE A	1,569,137
5,900	BALL CORP COM STK NPV	264,025
13,400	BALL CORP COM STK NPV	599,650
1,100	BANCFIRST CORP COM STK USD1	46,596
12,632	BBCN BANCORP INC	146,152
6,280	BEACON ROOFING SUPPLY INC COM STK USD0.01 CLS'A'	208,998
17,600	BED BATH AND BEYOND COM STK USD0.01	984,016
3,000	BEL FUSE INC CLASS'B'SHS USD0.1	58,650
31,400	BELDEN INC COM STK USD0.01	1,412,686
6,150	BELDEN INC COM STK USD0.01	276,689
5,100	BELDEN INC COM STK USD0.01	229,449
112,100	BELO CORP USD0.01 A	859,807
19,500	BEMIS CO INC COM STK USD0.10	652,470
3,200	BERRY PETROLEUM CORP CLASS'A'COM STK USD0.01	107,360
14,500	BIG LOTS INC COM STK USD0.01	412,670
5,900	BIG LOTS INC COM STK USD0.01	167,914
11,214	BIOGEN IDEC INC COM STK USD0.0005	1,644,757
9,500	BIOMED REALTY TRUST INC COM STK USD0.01	185,868
36,356	BOEING CO COM STK USD5	2,739,788
22,290	BORG-WARNER INC COM STK USD0.01	1,596,410
16,800	BP AMOCO P.L.C ADR-EACH CNV INTO 6 ORD USD0.25	699,552
8,480	BRADY CORP 'A'NON.V USD0.01	283,232
19,200	BRINK'S COMPANY BRINKS GROUP COM USD1	547,776
4,840	BRINK'S COMPANY BRINKS GROUP COM USD1	138,085
35,400	BRISTOL-MYERS SQUIBB CO COM STK USD0.10	1,153,686

5,350	BRISTOW GROUP INC COM STK USD0.01	287,081
9,800	BROOKFIELD RESIDENTIAL PPTYS INC USD0.01	175,812
40,906	BRUNSWICK CORP COM STK USD0.75	1,189,956
1,337	BUCKEYE TECHNOLOGIES INC COM STK USD0.01	38,385
17,050	BUCKLE COM STK USD0.05	761,112
4,000	BUNGE LTD COM STK USD0.01	290,760
7,537	BURBERRY GROUP SPON ADR EACH REP 2 ORD	310,284
67,200	CA INC COM STK USD0.10	1,477,056
76,100	CABLEVISION SYSTEMS CORP NY GROUP COM STK USD0.01	1,136,934
8,065	CABOT CORP COM STK USD1	320,906
4,959	CABOT CORP COM STK USD1	197,319
3,700	CACI INTL INC CLASS A COM	203,611
86,200	CAE INC COM NPV	874,930
27,422	CALLAWAY GOLF CO COM STK USD0.01	178,243
9,700	CAMBREX CORP COM STK USD0.10	110,386
82,200	CAMECO CORP COM NPV	1,629,247
13,800	CAMERON INTERNATIONAL CORP COM STK USD0.01	779,148
4,888	CANADIAN PACIFIC RAILWAYS COM NPV	498,402
10,895	CAPSTEAD MTGE.CORP COM STK USD0.01	128,234
33,200	CAPSTEAD MTGE.CORP COM STK USD0.01	390,764
26,900	CARDINAL HEALTH INC COM STK NPV	1,115,140
16,300	CARLISLE COS INC COM STK USD1	957,788
19,769	CARLISLE COS INC COM STK USD1	1,161,626
1,822	CASCADE CORP COM STK USD0.50	117,155
6,400	CATAHY GENERAL BANCORP COM STK USD0.01	124,800
4,620	CATO CORP CLASS'A'COM STK USD0.03 1/3	126,727
10,200	CBL & ASSOCIATES PROPERTIES INC COM STK USD0.01	218,586
23,700	CBS CORP CLASS'B' COM STK USD0.001	905,313
6,300	CEC ENTERTAINMENT COM STK USD0.10	209,097
6,349	CELANESE CORP COM STK USD0.0001 CLS'A'	282,721
9,800	CELANESE CORP COM STK USD0.0001 CLS'A'	436,394
3,715	CENTENE CORP(DEL) COM STK USD0.001	152,315
1,400	CF INDUSTRIES HOLDINGS INC COM STK USD0.01	284,424
5,130	CHATHAM LODGING TRUST USD0.01	79,925
23,100	CHECK POINT SOFTWARE TECHNOLOGIES ORD ILS1	1,100,484
10,145	CHECKPOINT SYSTEMS COM STK USD0.10	108,957
4,925	CHEMED CORP CAP USD1	337,806
6,600	CHEVRON CORP COM STK USD0.75	713,724
6,400	CHICAGO BRIDGE & IRON CO N.V. EUR0.01 (REG)	296,640
11,108	CHICAGO BRIDGE & IRON CO N.V. EUR0.01 (REG)	515,034
41,600	CHICOS FAS INC COM STK USD0.01	767,936
8,389	CHICOS FAS INC COM STK USD0.01	154,861
3,740	CHILDRENS PLACE RETAIL STORE INC COM STK USD0.10	165,645
6,313	CHIPOTLE MEXICAN GRILL COM STK USD0.01	1,877,865
10,000	CHUBB CORP COM STK USD1	757,300
17,600	CIGNA CORP COM STK USD0.25	940,896
305,200	CINCINNATI BELL NC USD0.01	1,672,496
4,900	CITRIX SYSTEMS INC COM STK USD0.001	322,175
4,005	CITY NATIONAL CORP COM STK USD1	198,328
8,000	CLIFFS NATURAL RESOURCES INC COM STK USD0.125	308,480
41,317	COACH INC COM STK USD0.01	2,293,507
7,300	COACH INC COM STK USD0.01	405,223
17,900	COGNEX CORP COM STK USD0.002	659,078
4,350	COLONY FINANCIAL INC USD0.01	86,565
5,534	COLONY FINANCIAL INC USD0.01	110,127
4,965	COLUMBIA BANKING SYSTEMS INC COM STK NPV	89,072
9,530	COMERICA INC COM STK USD5	290,570
1,822	COMMERCE BANCSHARES INC COM STK USD5	63,871
23,410	COMPUTER SCIENCES CORP COM STK USD1	942,253
11,589	COMSTOCK RESOURCES INC COM STK USD0.50	175,342
15,857	COMTECH TELECOMMUNICATIONS COM STK USD0.10	402,451
20,603	CONCHO RESOURCES INC COM STK USD0.001	1,659,778
12,000	CONOCOPHILLIPS USD0.01	695,880
8,110	CONTANGO OIL & GAS COM USD0.04	343,540
39,167	CONVERGYS CORP COM STK NPV	644,689

33,504	COSTCO WHOLESALE CORP COM STK USD0.005	3,309,190
5,902	COVANCE INC COM STK USD0.01	340,959
7,320	COVANTA HOLDING CORP	134,834
2,769	CRA INTERNATIONAL INC COM	54,743
10,700	CRANE CO COM STK USD1	495,196
26,244	CROWN CASTLE INTERNATIONAL CORP COM STK USD0.01	1,893,767
8,300	CUMMINS INC COM STK USD2.50	899,305
22,600	CUMMINS INC COM STK USD2.50	2,448,710
10,280	CURTISS-WRIGHT CORP COM STK USD1	337,492
12,111	CVB FINANCIAL NPV	125,954
17,700	CVS CAREMARK CORP COM STK USD0.01	855,795
46,180	CYS INVESTMENTS INC USD0.01	545,386
17,866	CYS INVESTMENTS INC USD0.01	210,997
37,056	DANA HOLDING CORP USD0.01	578,444
13,638	DARDEN RESTAURANTS INC COM STK NPV	614,665
8,200	DECKERS OUTDOOR CORP COM STK USD0.01	330,214
10,600	DIAMOND OFFSHORE DRILLING INC COM STK USD0.01	720,376
12,960	DIANA SHIPPING INC COM STK USD0.01	94,608
14,800	DIEBOLD INC COM STK USD1.25	453,028
10,700	DILLARDS INC NPV A	896,339
19,300	DISCOVER FINANCIAL SERVICES COM STK USD0.01	746,717
15,500	DISCOVER FINANCIAL SERVICES COM STK USD0.01	599,695
47,150	DISCOVERY COMMUNICATIONS INC CLS 'C' USD0.01	2,758,275
52,445	DOLE FOOD CO INC USD0.001	601,544
21,000	DOLLAR TREE INC COM STK USD0.01	851,760
7,100	DOVER CORP COM STK USD1	466,541
8,900	DOW CHEMICAL CO COM STK USD2.50	287,648
53,400	DR HORTON INC COM STK USD0.01	1,056,252
25,200	DR PEPPER SNAPPLE GROUP INC USD0.01	1,121,904
9,100	DTE ENERGY CO COM STK NPV	552,097
6,400	DU PONT(E.I.)DE NEMOURS & CO COM STK USD0.30	287,808
66,579	DUKE REALTY CORP COM STK USD0.01	923,451
54,106	DUNKIN BRANDS GROUP INC USD0.001	1,795,237
10,485	EAST WEST BANCORP INC USD0.001	225,323
4,300	EASTMAN CHEMICAL CO COM STK USD0.01	292,615
16,600	EATON CORP PLC NPV	899,720
27,404	EBAY INC COM STK USD0.001	1,398,152
23,800	EBIX. COM INC USD0.10	382,466
11,900	EDISON INTERNATIONAL COM STK NPV	541,777
36,980	EDWARDS GROUP LTD ADR REP 1 ORD SH SPONSORED	224,838
9,700	EL PASO ELECTRIC CO COM STK NPV	309,527
8,465	ELECTRONICS FOR IMAGING INC COM STK USD0.01	160,750
125,773	EMC CORP COM STK USD0.01	3,182,057
32,200	ENCANA CORP COM NPV	636,272
19,600	ENDURANCE SPECIALTY HLDGS LTD USD1	777,924
4,100	ENERGEN CORP COM STK USD0.01	184,869
15,785	ENERSYS COM USD0.01	593,990
11,604	ENERSYS COM USD0.01	436,659
14,200	ENI ADR EACH REP 2 ORD (MGT)	697,788
4,633	ENSIGN GROUP INC COM NPV	125,971
500	ENSTAR GROUP LIMITED SHS	55,990
7,500	ENTERGY CORP COM STK USD0.01	478,125
12,052	EOG RESOURCES INC COM STK USD0.01	1,455,761
8,100	EPR PROPERTIES SBI USD0.01	379,566
6,805	EQUIFAX INC COM STK USD1.25	368,287
2,716	EQUITY LIFESTYLE PROPERTIES INC COM STK USD0.01	182,760
28,368	ESTEE LAUDER COMPANIES INC USD0.01 A	1,698,108
69,500	EXPRESS INC USD0.01	1,048,755
5,995	EXPRESS INC USD0.01	90,465
49,164	EXPRESS SCRIPTS HLDG CO USD0.01	2,654,856
8,000	EXXON MOBIL CORP COM STK NPV	692,400
2,800	F5 NETWORK INC COM STK USD0.01	272,020
56,993	FACEBOOK INC USD0.000006 A	1,517,724
2,700	FAIR ISAAC CORP COM STK USD0.01	113,481
13,165	FEDERATED INVESTORS INC COM STK CLASS'B'USD0.01	266,328

26,715	FIDELITY NATIONAL FINANCIAL INC CLASS 'A' COM STK	629,138
10,205	FIFTH STREET FINANCE CORP USD0.01	106,336
48,700	FIFTH THIRD BANCORP COM STK NPV	744,623
23,110	FINISH LINE INC CLASS'A'COM STK USD0.01	437,472
8,555	FIRST AMERICAN FINANCIAL CORP USD0.00001	206,090
1,060	FIRST CITIZENS BANCSHARES INC NRTH CLASS'A'SHS	173,310
19,619	FIRST MIDWEST BANCORP COM STK USD0.01	245,826
23,750	FIRST NIAGARA FINANCIAL GROUP INC COM	188,338
43,700	FIRST NIAGARA FINANCIAL GROUP INC COM	346,541
12,000	FIRSTENERGY CORP COM STK USD0.10	501,120
46,190	FLEXTRONICS INTERNATIONAL ORD USD0.01	286,840
6,500	FLOWSERVE CORP COM STK USD1.25	956,540
5,900	FLUSHING FINANCIAL CORP COM STK USD0.01	90,506
12,952	FNB CORP PA COM STK USD0.01	137,550
28,000	FOOT LOCKER INC COM STK USD0.01	899,360
5,150	FOOT LOCKER INC COM STK USD0.01	165,418
270	FOOT LOCKER INC COM STK USD0.01	8,672
9,605	FORUM ENERGY TECHNOLOGIES INC USD0.01	237,724
9,300	FOSSIL INC COM STK USD0.01	865,830
77,300	FOSTER WHEELER AG CHF3	1,879,936
6,100	FRANKLIN RESOURCES INC COM STK USD0.10	766,770
8,605	FRESH DEL MONTE PRODUCE NV COM STK USD0.01	226,742
23,050	FTI CONSULTING INC COM STK USD0.01	760,650
7,500	FULLER(H.B.)CO COM STK USD1	261,150
18,100	FULTON FINANCIAL CORP COM STK USD2.50	173,941
3,850	G&K SERVICES INC USD0.50 A	131,478
1,500	G&K SERVICES INC USD0.50 A	51,225
106,200	GANNETT CO INC COM STK USD1	1,933,902
25,200	GAP INC COM STK USD0.05	785,358
1,280	GARDNER DENVER INC COM STK USD0.01	87,680
17,719	GENERAL CABLE CORP COM STK USD0.01	538,835
1,500	GEORGIA GULF CORP COM STK USD0.01	61,920
20,552	GILEAD SCIENCES INC COM STK USD0.001	1,509,544
19,000	GLOBAL PAYMENTS INC COM STK USD0.001	860,700
2,900	GLOBAL PAYMENTS INC COM STK USD0.001	131,370
6,500	GLOBAL PAYMENTS INC COM STK USD0.001	294,450
22,070	GLOBE SPECIALTY METALS INC USD0.0001	303,463
18,300	GNC HLDGS INC USD0.001	609,024
19,270	GOLDMAN SACHS GROUP INC COM STK USD0.01	2,458,081
6,400	GOLDMAN SACHS GROUP INC COM STK USD0.01	816,384
9,358	GOOGLE INC COM STK USD0.001 CLS A	6,638,284
4,400	GRACO INC COM STK USD1	226,556
22,300	GRAND CANYON EDUCATION INC USD0.01	523,381
2,645	GRANITE CONSTRUCTION COM STK USD0.01	89,269
78,440	GRAPHIC PACKAGING HLDG CO USD0.01	506,722
10,015	GREAT PLAINS ENERGY INC COM STK NPV	203,405
20,800	GREAT PLAINS ENERGY INC COM STK NPV	422,448
4,008	GREATBATCH INC COM STK USD0.001	93,146
24,300	GREEN MOUNTAIN COFFEE ROASTERS INC COM STK USD0.10	1,005,048
12,111	GRIFFON CORP COM STK USD0.25	138,792
3,740	GROUP 1 AUTOMOTIVE INC COM STK NPV	231,843
6,715	GUESS INC COM STK USD0.01	164,786
1,400	HANCOCK HOLDING CO COM STK USD3.33	44,436
12,595	HANGER INC USD0.01	344,599
7,300	HANGER INC USD0.01	199,728
2,940	HANOVER INSURANCE GROUP INC COM STK USD0.01	113,896
20,100	HARLEY DAVIDSON COM STK USD0.01	981,684
125,800	HARMONIC INC COM STK USD0.001	637,806
10,780	HARRIS CORP COM STK USD1	527,789
9,057	HARRIS TEETER SUPERMARKETS INC NPV	350,596
18,393	HARSCO CORP COM STK USD1.25	432,236
12,100	HARTE-HANKS INC COM STK USD1	71,390
35,200	HARTFORD FINANCIAL SERVICES GRP INC COM STK	793,408
19,310	HATTERAS FINANCIAL CORP USD0.001	492,598
13,500	HCA HLDGS INC USD0.01	407,295

17,100	HCC INSURANCE HLDG COM STK USD1	639,113
9,818	HEALTH CARE REIT INC COM STK USD1	601,745
21,500	HEALTH MANAGEMENT ASSOCIATES INC CLASS'A'COM STK	200,380
10,125	HEIDRICK & STRUGGLES COM STK USD0.01	154,508
10,965	HELIX ENERGY SOLUTIONS GROUP INC COM STK NPV	226,318
13,000	HELMERICH & PAYNE INC COM STK USD0.10	728,130
27,600	HELMERICH & PAYNE INC COM STK USD0.10	1,545,876
36,800	HERBALIFE LTD	1,212,192
10,300	HERCULES TECHNOLOGY GROWTH CAP INC USD1	114,639
44,500	HEXCEL CORP COM STK USD0.01	1,199,720
9,995	HILLENBRAND INC NPV	225,987
3,919	HILL-ROM HOLDINGS INC COM STK NPV	111,692
8,806	HILLSHIRE BRANDS CO USD0.01	247,795
15,400	HOME DEPOT INC COM STK USD0.05	952,490
14,000	HUNT(J.B.)TRANSPORT SERVICES INC COM STK USD0.01	835,940
46,300	HUNTINGTON BANCSHARES INC COM STK NPV	297,709
5,235	HUNTINGTON INGALLS INDUSTRIES INC USD0.01 WI	226,885
18,300	IAC/INTERACTIVE CORP COM STK USD0.001	865,590
18,600	IAC/INTERACTIVE CORP COM STK USD0.001	879,780
16,300	IAC/INTERACTIVE CORP COM STK USD0.001	770,990
13,900	ICON PLC SPON ADR EACH 1 REP I SHR	385,864
61,700	IGATE CORP COM STK USD0.01	973,009
21,200	ILLUMINA INC COM STK USD0.01	1,178,508
32,600	IMMUNOGEN INC COM STK USD0.01	415,650
87,154	INDUSTRIA DE DISENO TEXTIL SA UNSP ADR EACH REP	2,486,504
2,240	INFINITY PROPERTY & CASUALTY CORP COM NPV	130,458
20,710	INGRAM MICRO INC CLASS'A'COM STK USD0.01	350,413
4,200	INGREDION INC USD0.01	271,698
6,525	INSIGHT ENTERPRISE INC COM STK USD0.01	113,339
9,600	INSIGHT ENTERPRISE INC COM STK USD0.01	166,752
6,205	INTEGRA LIFESCIENCES HLDGS CORP COM STK USD0.01	241,809
25,600	INTEGRATED DEVICE TECHNOLOGY INC COM STK USD0.001	186,880
67,368	INTEGRATED DEVICE TECHNOLOGY INC COM STK USD0.001	491,786
19,125	INTERNATIONAL BUS MACH CORP COM STK USD0.20	3,663,394
7,700	INTERNATIONAL BUS MACH CORP COM STK USD0.20	1,474,935
8,000	INTERNATIONAL PAPER CO COM STK USD1	318,720
4,205	INTERNATIONAL SPEEDWAY CORP CLASS'A'COM STK	116,142
26,100	INTERXION HLDG NV EUR0.1	620,136
28,713	INTUIT INC COM STK USD0.01	1,708,424
24,600	INTUIT INC COM STK USD0.01	1,463,700
64,900	ION GEOPHYSICAL CORPORATION COM STK USD0.01	422,499
60,000	ISIS PHARMACEUTICAL COM STK USD0.001	627,600
28,400	ITT EDUCATIONAL SERVICES INC COM STK USD0.01	491,604
70,800	JANUS CAPITAL GROUP INC COM STK USD0.01	603,216
17,325	JANUS CAPITAL GROUP INC COM STK USD0.01	147,609
78,400	JDS UNIPHASE CORP COM STK USD0.008	1,061,536
45,997	JDS UNIPHASE CORP COM STK USD0.008	622,799
16,000	JOHNSON & JOHNSON COM STK USD1	1,121,600
15,200	JOY GLOBAL INC COM STK USD1	969,456
47,398	JPMORGAN CHASE & CO COM STK USD1	2,084,090
18,200	JPMORGAN CHASE & CO COM STK USD1	800,254
20,200	KANSAS CITY SOUTHERN COM STK USD0.01	1,686,296
14,660	KAR AUCTION SERVICES INC USD0.01	296,718
28,500	KBR INC COM STK USD0.001	852,720
5,065	KENNAMETAL INC CAP STK USD1.25	202,600
6,000	KENNAMETAL INC CAP STK USD1.25	240,000
85,700	KEYCORP COM STK USD1	721,594
13,300	KIMBERLY-CLARK CORP COM STK USD1.25	1,132,761
17,047	KINDRED HEALTHCARE INC COM STK USD0.25	184,449
10,975	KNOLL INC COM STK USD1	168,576
19,539	KRAFT FOODS GROUP INC NPV	898,208
2,600	LAKELAND FINANCIAL CORP COM STK USD0.01	67,184
67,850	LAM RESEARCH CORP COM STK USD0.001	2,451,421
2,875	LANDSTAR SYSTEMS INC COM STK USD0.01	150,823
56,700	LAS VEGAS SANDS CORP COM STK USD0.001	2,617,272

7,673	LA-Z-BOY INC COM STK USD1	108,573
7,310	LEAR CORP COM NEW WI	342,400
22,000	LENNAR CORP COM STK USD0.10	850,740
39,566	LEVEL 3 COMMUNICATIONS INC USD0.01	914,370
12,065	LEXMARK INTERNATIONAL INC CLASS'A'COM STK USD0.01	279,787
4,400	LEXMARK INTERNATIONAL INC CLASS'A'COM STK USD0.01	102,036
11,800	LIBERTY MEDIA CORP-LIBERTY CAPITAL	1,368,918
9,500	LIFE TECHNOLOGIES CORP COM	466,260
2,457	LIFE TIME FITNESS INC COM STK USD0.02	120,909
6,260	LIFEPOINT HOSPITALS INC COM STK USD0.01	236,315
21,800	LILLY(ELI)& CO COM STK NPV	1,075,176
30,400	LINCOLN NATIONAL CORP COM STK USD1.25	787,360
35,702	LINCOLN NATIONAL CORP COM STK USD1.25	924,682
22,237	LINKEDIN CORP USD0.0001 A	2,553,252
30,455	LIVE NATION ENTERTAINMENT INC COM STK USD0.01	283,536
132,400	LSI CORPORATION COM STK USD0.01	937,392
32,195	LSI CORPORATION COM STK USD0.01	227,941
1,300	LTC PROPERTIES INC COM STK USD0.01	45,747
26,595	LULULEMON ATHLETICA INC USD0.005	2,027,337
4,400	M & T BANK CORP COM STK USD5	433,268
2,000	MACK CALI REALTY CORP COM STK USD0.01	52,220
12,400	MADISON SQUARE GARDEN CO/THE	549,940
66,650	MAIDEN HLDGS LTD USD0.01	612,514
19,700	MANPOWER INC	836,068
10,825	MANPOWER INC	459,413
10,990	MASTERCARD INC COM STK	5,399,167
24,300	MATTEL INC COM STK USD1	889,866
3,640	MATTHEWS INTL CORP CLASS'A'COM STK USD1	116,844
72,319	MAXIM INTEGRATED PRODUCTS COM STK USD0.001	2,126,179
2,805	MAXIMUS INC COM STK NPV	177,332
5,776	MB FINANCIAL INC COM STK USD0.01	114,076
37,300	MCDERMOTT INTERNATIONAL INC COM STK USD1	411,046
12,700	MCKESSON CORP COM STK USD0.01	1,233,932
-	MEAD JOHNSON NUTRITION USD0.01	1,143
24,700	MEADWESTVACO CORPORATION COM NPV	787,189
15,500	MEDICINES CO COM STK USD0.001	371,535
6,785	MENS WEARHOUSE INC COM STK USD0.01	211,421
24,500	MERCK & CO INC(NEW) COM STK USD0.50	1,013,565
21,100	METLIFE INC COM STK USD0.01	695,034
64,425	MFA FINANCIAL INC COM STK USD0.01	535,372
56,500	MFA FINANCIAL INC COM STK USD0.01	469,515
8,900	MICHAEL KORS HLDGS LTD NPV	454,167
48,400	MICROSOFT CORP COM STK USD0.00000625	1,293,732
31,500	MILLER(HERMAN) INC COM STK USD0.20	674,730
5,800	MINERALS TECHNOLOGIES INC COM STK USD0.10	231,536
6,800	MOHAWK INDUSTRIES COM STK USD0.01	615,196
66,620	MONDELEZ INTL INC NPV A	1,705,472
45,806	MONSANTO CO COM STK USD0.01	4,335,538
16,800	MOODYS CORP COM STK USD1	845,376
5,500	MOOG INC CLASS'A'(LIM.V)USD1	225,665
119,480	MORGAN STANLEY COM STK USD0.01	2,284,458
32,900	MOSAIC CO(THE) USD0.01	1,863,127
22,885	MRC GLOBAL INC USD0.01	635,745
2,300	MUELLER INDUSTRIES INC COM STK USD0.01	115,069
11,600	MURPHY OIL CORP COM USD1	690,780
3,900	MYERS INDUSTRIES INC COM STK NPV	59,085
31,400	MYLAN INC COM STK USD0.50	862,872
41,500	MYRIAD GENETICS INC COM STK USD0.01	1,130,875
45,900	NABORS INDUSTRIES COM STK USD0.001	663,255
16,000	NATIONSTAR MTG HLDGS INC USD0.01	495,680
32,695	NAVIGANT CONSULTING INC USD0.001	364,876
14,395	NAVIGANT CONSULTING INC USD0.001	160,648
21,100	NETAPP INC COM STK NPV	707,905
25,500	NEWFIELD EXPLORATION CO COM STK USD0.01	682,890
47,600	NII HOLDINGS INC COM STK USD0.001	339,388

74,536	NIKE INC CLASS'B'COM STK NPV	3,846,058
29,000	NORTH AMERICAN ENERGY PARTNERS COM NPV	98,600
21,400	NORTHROP GRUMMAN CORP COM STK USD1	1,446,212
3,400	NORTHROP GRUMMAN CORP COM STK USD1	229,772
16,797	NOVO-NORDISK AS ADR EACH REPR 1 CLS'B'	2,741,438
25,300	NRG ENERGY INC COM STK USD0.01	581,647
8,855	NU SKIN ENTERPRISES INC CLASS'A'COM STK USD0.001	328,078
29,200	NV ENERGY INC COM STK USD0.01	529,688
26,255	NVIDIA CORP COM STK USD0.001	322,674
8,600	OCCIDENTAL PETROLEUM CORP COM USD0.20	658,846
27,360	OCWEN FINANCIAL CORP COM STK USD0.01	946,382
5,700	OLD DOMINION FREIGHT LINE INC COM STK USD0.10	195,396
8,700	OMEGA HEALTHCARE INVESTORS COM STK USD0.10	207,495
14,145	OMNICARE INC COM STK USD1	510,635
33,510	ON SEMICONDUCTOR CORP COM STK USD0.01	236,246
26,700	ONYX PHARMACEUTICALS COM STK USD0.001	2,016,651
41,600	ORACLE CORP USD0.01	1,386,112
145,200	ORIENT EXPRESS HOTELS LTD CLS'A'COM STK USD0.01	1,697,388
8,515	OWENS & MINOR INC COM STK USD2	242,763
2,400	OXFORD INDUSTRIES INC COM STK USD1	111,264
17,500	PACKAGING CORP OF AMERICA COM STK USD0.01	673,225
32,800	PALL CORP COM STK USD0.10	1,976,528
10,838	PANERA BREAD CO CLASS'A'COM STK USD0.0001	1,721,400
8,700	PANTRY INC COM STK USD0.01	105,531
9,100	PARAMETRIC TECHNOLOGY CORP NEW COM STK USD0.01	204,841
5,725	PAREXEL INTERNATIONAL CORP COM STK USD0.01	169,403
9,850	PARKER-HANNIFIN CORP COM STK USD0.50	837,841
5,050	PARTNERRE USD1	406,475
2,605	PBF ENERGY INC USD0.001 A	75,675
15,300	PEP BOYS MANNY MOE & JACK COM STK USD1	150,399
13,121	PERRIGO CO COM STK NPV	1,364,978
44,700	PFIZER INC COM STK USD0.05	1,121,076
14,000	PG&E CORP COM STK NPV	568,890
24,455	PHH CORP COM STK NPV	556,351
10,900	PHH CORP COM STK NPV	247,975
8,200	PHILLIPS VAN HEUSEN CORP COM STK USD1	910,282
7,300	PIER 1 IMPORTS INC COM STK USD1	146,000
9,900	PINNACLE WEST CAPITAL CORP COM STK USD2.50	504,702
12,500	PINNACLE WEST CAPITAL CORP COM STK USD2.50	637,250
76,400	PITNEY BOWES INC COM STK USD1	812,896
3,500	PLANTRONICS INC COM STK USD0.01	129,045
13,810	PLATINUM UNDERWRITERS HLDGS LTD SHS	635,260
3,300	PLATINUM UNDERWRITERS HLDGS LTD SHS	151,800
14,500	PNM RESOURCES INC COM STK USD5	297,395
10,300	POLARIS INDUSTRIES INC COM STK USD0.01	866,745
16,600	POLARIS INDUSTRIES INC COM STK USD0.01	1,396,890
2,300	PPG INDUSTRIES INC COM STK USD1.666	311,305
22,383	PRECISION CASTPARTS CORP COM NPV	4,239,788
14,900	PRECISION CASTPARTS CORP COM NPV	2,822,358
3,995	PRICELINE.COM INC COM STK USD0.008	2,481,694
29,400	PRINCIPAL FINANCIAL GROUP COM STK USD0.01	838,488
7,120	PROGRESS SOFTWARE CORP COM STK USD0.01	149,449
4,099	PROSPERITY BANCSHARES INC COM STK USD1	172,158
13,200	PRUDENTIAL FINANCIAL INC COM STK USD0.01	703,956
15,800	PUBLIC SERVICE ENTERPRISE GROUP INC COM STK NPV	483,480
46,900	PULTE GROUP INC COM STK USD0.01	851,704
15,400	QEP RESOURCES INC USD0.01	466,158
13,179	QUALCOMM INC COM STK USD0.0001	817,362
26,698	RACKSPACE HOSTING INC COM STK USD0.001	1,982,860
16,802	RALPH LAUREN CORP USD0.01 A	2,518,956
36,300	RAYMOND JAMES FINANCIAL INC COM STK USD0.01	1,403,721
8,525	RAYMOND JAMES FINANCIAL INC COM STK USD0.01	329,662
26,300	RAYTHEON CO COM STK USD0.01	1,526,978
44,596	RED HAT USD0.0001	2,361,804
3,000	REGENERON PHARMACEUTICALS INC COM STK USD0.001	513,210

21,100	REGENERON PHARMACEUTICALS INC COM STK USD0.001	3,609,577
99,600	REGIONS FINANCIAL CORP (NEW) COM STK USD0.01	710,148
7,200	REGIS CORP COM STK USD0.05	121,824
6,520	REINSURANCE GROUP OF AMERICA USD0.01	348,950
3,100	REINSURANCE GROUP OF AMERICA USD0.01	165,912
4,900	RELIANCE STEEL & ALUMINIUM COM STK NPV	304,290
2,375	RENAISSANCERE HLDGS COM STK USD1	192,993
9,955	RENT-A-CENTER INC COM STK USD0.01	344,144
172,950	RF MICRO DEVICES INC COM STK NPV	774,816
23,200	ROBERT HALF INTERNATIONAL INC COM STK USD1	738,224
1,875	ROCK-TENN CO CLASS'A'COM STK USD0.01	131,081
10,215	ROPER INDUSTRIES INC COM STK USD0.01	1,138,768
10,275	ROSETTA RESOURCES INC USD0.001	466,074
7,400	ROSS STORES INC COM STK USD0.01	400,710
38,000	ROWAN COMPANIES PLC SHS CL A	1,188,260
55,400	ROYAL CARIBBEAN CRUISES COM STK USD0.01	1,883,600
10,400	ROYAL DUTCH SHELL ADR EACH REPR 2'A'SHS	717,080
30,600	RTI INTERNATIONAL METALS INC COM STK USD0.01	843,336
22,200	RUBY TUESDAY INC COM USD0.01	174,492
3,700	RYDER SYSTEM INC COM STK USD0.50	184,741
4,900	S & T BANCORP INC COM STK USD2.50	88,543
69,400	SAFEWAY INC COM STK USD0.01	1,255,446
60,000	SAKS INC COM STK USD0.10	630,600
23,167	SALESFORCE.COM INC COM STK USD0.001	3,894,373
10,300	SALIX PHARMACEUTICALS LTD COM NPV	416,944
25,500	SANOFI ADR ECH REP 1/2 ORD EUR2 SPON	1,208,190
17,600	SAP AG ADR EACH 1 REP 1 COM NPV(SPONS)LEVEL II	1,414,688
40,655	SCHLUMBERGER COM STK USD0.01	2,828,165
86,200	SEACHANGE INTERNATIONAL INC COM STK USD0.01	833,554
5,000	SEACOR HLDGS INC COM STK USD0.01	419,000
46,900	SEATTLE GENETICS INC COM STK USD0.01	1,088,080
38,720	SELECT MEDICAL HLDGS CORP USD0.001	365,130
4,680	SEMGROUP CORP COM STK 'CLS A'	182,894
3,150	SENSIENT TECHNOLOGIES CORP COM STK USD0.10	112,014
18,950	SERVICE CORPORATION INTERNATIONAL COM STK USD1	261,700
22,100	SHAW GROUP INC COM STK NPV	1,030,081
27,816	SHIRE PLC	2,564,079
5,000	SIGNET JEWELERS LTD COM STK USD0.18	267,000
7,115	SILVER BAY REALTY TRUST CORP USD0.001	133,975
78,500	SINCLAIR BROADCAST GROUP INC CLASS'A'COM STK	990,670
6,855	SKECHERS USA INC CLASS'A'COM STK USD0.001	126,818
45,700	SLM CORP COM STK USD0.20	782,841
15,825	SLM CORP COM STK USD0.20	271,082
2,280	SM ENERGY CO	119,039
21,297	SONOCO PRODUCTS CO COM STK NPV	633,160
28,600	SOTHEBYS INC CLASS'A'LIM.V COM STK USD0.10 BR	961,532
10,500	SOUTHWESTERN ENERGY CO USD0.01	350,805
9,200	SPARTAN STORES INC COM STK USD0.01	141,312
31,946	SPLUNK INC USD0.001	927,073
24,500	ST JUDE MEDICAL INC COM STK USD0.10	891,318
12,497	STAG INDUSTRIAL INC USD0.01	227,945
2,285	STANCORP FINANCIAL GROUP COM STK NPV	83,791
6,798	STANDEX INTERNATIONAL CORP COM STK USD1.5	348,669
66,800	STEELCASE INC COM STK NPV	851,032
4,900	STERIS CORP COM STK NPV	170,177
3,975	STIFEL FINANCIAL CORP COM STK USD0.15	127,081
83,000	STILLWATER MINING CO COM STK USD0.01	1,060,740
26,800	SUNTRUST BANKS INC COM STK USD1	759,780
4,450	SVB FINANCIAL GROUP COM STK USD0.001	249,067
7,875	SWIFT ENERGY CO COM STK USD0.01	121,196
2,300	SY BANCORP INC COM STK NPV	51,566
9,575	SYKES ENTERPRISES INC COM STK USD0.01	145,732
8,856	SYKES ENTERPRISES INC COM STK USD0.01	134,788
10,525	SYMETRA FINANCIAL CORP USD0.01	136,615
12,120	SYMMETRY MEDICAL INC COM STK USD0.0001	127,502

8,725	SYNNEX CORP COM STK USD0.001	299,966
61,100	TALISMAN ENERGY INC COM NPV	692,263
65,910	TCF FINANCIAL COM STK USD0.01	800,807
22,205	TD AMERITRADE HOLDING CORP COM STK USD0.01	373,266
8,300	TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	305,503
30,700	TECO ENERGY INC COM STK USD1	514,532
24,300	TELEPHONE & DATA SYSTEMS INC USD0.01	538,002
4,395	TELETECH HLDGS COM STK USD0.01	78,231
9,035	TEMPUR PEDIC INTERNATIONAL INC COM STK USD0.01	284,512
15,157	TERADATA CORP DEL COM	938,067
17,465	TERADYNE INC COM STK USD0.125	294,984
11,260	TEREX CORP COM STK USD0.01	316,519
8,620	THOR INDUSTRIES COM STK USD0.10	322,647
21,200	TIBCO SOFTWARE INC COM STK USD0.001	466,612
5,500	TIDEWATER INC COM STK USD0.10	245,740
19,300	TIMKEN CO COM STK NPV	923,119
40,109	TJX COS INC COM STK USD1	1,702,627
1,200	TOMPKINS FINANCIAL CORP COM STK USD0.10	47,568
4,105	TORCHMARK CORP COM STK USD1	212,105
13,800	TOTAL S.A ADR EACH CNV INTO 1 SHR	726,714
10,200	TOWERS WATSON & CO CLASS A USD0.01	573,342
8,275	TOWERS WATSON & CO CLASS A USD0.01	465,138
6,096	TRANSDIGM GROUP INC USD0.01	831,251
15,000	TRANSOCEAN LTD CHF15	669,750
10,200	TRAVELERS COS INC/THE	732,564
44,900	TRIMBLE NAVIGATION COM STK NPV	2,684,122
124,800	TRIQUINT SEMI CONDUCTOR INC COM STK USD0.001	604,032
18,400	TRW AUTOMOTIVE HLDGS CORP COM STK USD0.01	986,424
5,310	TRW AUTOMOTIVE HLDGS CORP COM STK USD0.01	284,669
56,300	TW TELECOM INC CLS'A'COM STK USD0.01	1,433,961
83,285	TWO HARBORS INVESTMENT CORP USD0.0001	968,605
8,300	UGI CORP COM NPV	273,734
38,533	UNIFI INC USD0.1	501,314
17,805	UNION PACIFIC CORP COM STK USD2.50	2,250,730
2,900	UNITED BANKSHARES INC COM STK USD2.50	71,427
16,200	UNITED STATES CELLULAR CORP COM STK USD1	570,888
15,400	UNITED STATES STEEL CORP COM STK USD1	367,598
12,972	UNITED STATIONERS INC COM STK USD0.10	403,818
27,771	UNITED TECHNOLOGIES CORP COM STK USD1	2,277,500
49,147	UNITEDHEALTH GROUP INC COM STK USD0.01	2,665,733
20,400	UNITEDHEALTH GROUP INC COM STK USD0.01	1,106,496
5,410	UNIVERSAL CORP COM STK NPV	270,013
12,100	UNIVERSAL HEALTH SERVICES INC CLASS'B'COM USD0.01	585,035
2,700	UNS ENERGY CORP NPV	114,534
37,000	UNUM GROUP COM	770,340
5,725	URS CORP COM STK USD0.01	225,909
38,243	URS CORP COM STK USD0.01	1,509,069
35,403	US AIRWAYS GROUP INC	477,941
11,875	UTI WORLDWIDE INC ORD NPV	159,125
6,035	VALASSIS COMMUNICATIONS INC COM STK USD0.01	157,453
20,400	VALERO ENERGY CORP(NEW) USD0.01	696,048
19,849	VALIDUS HOLDING LTD COM STK USD0.175	686,391
31,900	VALSPAR CORP COM STK USD0.50	1,990,560
7,070	VCA ANTECH INC COM STK USD0.01	148,824
8,400	VECTREN CORP COM NPV	246,960
9,900	VERIFONE SYSTEMS INC	293,832
47,645	VERTEX PHARMACEUTICAL COM STK USD0.01	1,998,231
4,400	VF CORP COM STK NPV	664,268
5,818	VIAD CORP COM STOCK USD1.5	158,599
25,356	VISA INC USD0.0001 'A'	3,843,462
72,000	VISHAY INTL USD0.10	765,360
35,754	VMWARE INC CLS'A'COM STK USD0.01	3,365,882
40,400	WADDELL & REED FINL INC CL A	1,406,728
39,500	WADDELL & REED FINL INC CL A	1,375,390
7,139	WADDELL & REED FINL INC CL A	248,580

50,033	WALT DISNEY(HLDG)CO DISNEY COM STK USD0.01	2,491,143
25,190	WALTER INVESTMENT MANAGEMENT CORP USD0.01	1,083,674
6,500	WATERS CORP COM STK USD0.01	566,280
52,100	WEB.COM GROUP INC	771,080
34,300	WERNER ENTERPRISES INC COM STK USD0.01	743,281
17,400	WESCO INTERNATIONAL INC COM STK USD0.01	1,173,282
3,120	WESCO INTERNATIONAL INC COM STK USD0.01	210,382
800	WESTAMERICA BANCORP COM STK NPV	34,072
39,500	WESTERN UNION COMPANY (THE) COM STK USD0.01	537,595
16,200	WEX INC USD0.01	1,220,994
26,100	WHITING PETROLEUM CORP COM STK USD0.001	1,131,957
34,332	WHOLE FOODS MARKET INC COM STK NPV	3,135,542
5,065	WILLIS GROUP HLDGS PLC ORD SHS USD0.000115	171,197
2,800	WORKDAY INC USD0.001	152,600
6,745	WORLD FUEL SERVICES CORP COM STK USD0.01	277,945
1,300	WSFS FINANCIAL CORP COM STK USD0.01	54,925
16,500	WYNDHAM WORLDWIDE USD0.01	877,965
12,700	WYNDHAM WORLDWIDE USD0.01	675,767
37,781	YUM BRANDS INC COM STK NPV	2,508,658
17,700	ZIMMER HOLDINGS INC COM STK USD0.01	1,183,068
	Total Corporate Stock	$494,382,946

	Corporate Debt Securities
125,000	ALTRIA GROUP INC 8.5% NTS 10/NOV/2013 USD1000	$134,688
100,000	AMERICAN EXPRESS CO 7.25% LN STK 20/MAY/2014	109,646
50,000	ANADARKO PETROLEUM CORP 5.95% SNR NTS 15/SEP/2016	58,433
85,000	ARCELORMITTAL SA 4.5% BDS 25/FEB/2017 USD1000	87,288
350,000	BANK OF AMERICA CORP 5.65% BDS 01/MAY/2018 USD5000	410,501
150,000	BANK OF AMERICA CORP FLTG RATE NTS 15/JUN/2016	143,247
200,000	BANK OF NEW YORK MELLON CORP 1.7% BDS 24/NOV/2014	204,887
75,000	BARCLAYS BANK PLC 5.00% BDS 22/SEP/2016 USD1000	85,098
170,000	BARNABAS HEALTH SYSTEM TAX REV BD 28 01/JUL/2028	165,259
175,654	BAYVIEW COMMERCIAL ASSET TRUST 2005-3A A1 VAR	137,760
104,810	BAYVIEW COMMERCIAL ASSET TRUST 2005-4 A-2 14	76,667
125,000	BEAR STEARNS CO 7.25% BDS 01/FEB/2018 USD1000	160,406
170,000	BEAR STEARNS COMM MTG SEC 2005-T20 A4A	189,340
125,000	BERKSHIRE HATHAWAY FINANCE CORP 5% GTD SNR NTS	130,917
25,000	BERKSHIRE HATHAWAY FINANCE CORP 5.4% SNR NOTE	30,244
125,000	BOSTON PROPERTIES INC 5.875% BDS 15/OCT/2019	150,601
120,000	CATHOLIC HEALTH INITIATIVE 4.35% BDS 01/NOV/2042	123,264
100,000	CENTERPOINT ENERGY RESOURCES SR NT 6.25%	126,908
100,000	CHASE CAPITAL VI FLTG RATE NTS 01/AUG/2028 USD1000	82,223
50,000	CITIGROUP INC 5.30% 07/JAN/2016	56,595
100,000	CITIGROUP INC 6% NTS 15/AUG/2017 USD1000	120,081
125,000	CITIGROUP INC 6.125% NTS 15/MAY/2018 USD1000	150,780
45,000	CITIGROUP INC 8.125% BDS 15/JUL/2039 USD1000	69,056
85,000	CITIGROUP INC SR NT FLT 18 15/MAY/2018	85,886
75,000	COCA-COLA ENTERPRISES INC 7.375% NTS 03/MAR/2014	82,774
75,000	COMCAST CORP 5.875% BD15/FEB/2018 USD1000	92,043
75,000	COMCAST CORP 6.4% BDS 01/MAR/2040 USD2000	98,749
250,000	COMMONWEALTH BANK OF AUSTRALIA 1.95% BDS	257,957
15,214	CONTINENTAL AIRLINES INC 7.707% BDS 02/OCT/2022	17,481
107,180	CONTINENTAL AIRLINES INC 9% BDS 08/JUL/2016	128,696
53,676	CONTINENTAL AIRLINES PASS THRU TST 5.983% CMO	60,421
125,000	COOPERATIEVE CENTRALE RAIFFEIS SR NT 3.375%	136,184
125,000	CREDIT SUISSE AG 5.5% BDS 01/MAY/2014 USD1000	134,145
75,000	DAIMLERCHRYSLER NA HOLDINGS CORPORATION 6.5%	79,353
168,540	DBRR CMBS RE-REMIC 0.946% MTG BDS 25/SEP/2045 USD	168,610
150,000	EL PASO ELECTRIC CO 3.3% BDS 15/DEC/2022 USD1000	149,383
100,000	ENTERGY TEX INC 3.6% BDS 01/JUN/2015 USD1000	105,130
100,000	ERP OPERATING FLTG RTE NTS 13/APR/2015 USD1000	113,484
100,000	FIRST CHICAGO NBD CORP FLTG RATE NOTES 01/FEB/2027	82,127
75,000	GENERAL ELEC CAP CORP 5.50% 08/JAN/2020	90,761
100,000	GENERAL ELECTRIC CAPITAL CORP 3.15% BDS	103,167
75,000	GENERAL ELECTRIC CAPITAL CORP 4.8% MTN 01/MAY/2013	76,692

100,000	GENERAL ELECTRIC CAPITAL CORP 5.875% BDS	123,351
75,000	GENERAL ELECTRIC CAPITAL CORP 6.875% BDS	104,397
100,000	GENERAL ELECTRIC CAPITAL CORP FLTG RATE MTN	86,657
125,000	GOLDMAN SACHS GROUP INC 5.375% 15/MAR/2020	145,232
50,000	GOLDMAN SACHS GROUP INC 6.00% 15/JUN/2020	59,544
175,000	GOLDMAN SACHS GROUP INC 6.15% BDS 01/APR/2018	208,275
170,000	GSRPM MTG LN TR 3.707% BDS 10/AUG/2044 USD	189,205
185,000	HCP INC BDS 15/SEP/2016 USD1000	216,903
125,000	HEALTH CARE REIT INC 6.125% BDS 15/APR/2020	148,017
50,000	HEALTHCARE REALTY TRUST INC 6.5% SNR NTS	58,650
120,000	HSBC HLDGS 4.875% BDS 14/JAN/2022 USD1000	141,982
50,000	IUNITED DOMINION RLTY TR	54,950
75,000	JOHN DEERE CAPITAL CORP 4.9% MTN 09/SEP/2013	78,455
50,000	JP MORGAN CHASE BK NEW YORK NY 6% BDS 01/OCT/2017	59,942
75,000	JPMORGAN CHASE & CO 4.5% GTD SUB NTS 24/JAN/2022	86,315
100,000	JPMORGAN CHASE & CO FR CAP SECS 'U' 15/JAN/2087	77,201
140,000	KAISER FOUNDATION HOSPITAL 4.875% BDS 01/APR/2042	160,761
150,000	KOREA DEVELOPMENT BANK 8% BDS 23/JAN/2014 USD1000	166,013
75,000	KROGER CO 7.5% BDS 15/JAN/2014 USD1000	82,818
100,000	LIBERTY PROP LP 53117CAJ1 5.125 02/MAR/2015	108,005
420,000	LLOYDS BANK PLC CORPORATE COMMERCIAL PAPER	419,851
75,000	MCKESSON HBOC INC 5.7% BDS 01/MAR/2017 USD1000	90,029
75,000	MIDAMERICAN ENERGY HLDGS 6.125% BDS 01/APR/2036	95,824
125,000	MORGAN STANLEY 5.45% NTS 09/JAN/2017 USD1000	141,577
125,000	MORGAN STANLEY 6.6250% 01/APR/2018	149,392
50,000	MORGAN STANLEY 7.3% BDS 13/MAY/2019 USD100000	61,248
220,000	MORGAN STANLEY CAPITAL I TRUST FR CMO 12/NOV/2049	256,205
50,000	NBC UNIVERSAL MEDIA LLC 5.150% SNR NT 30/APR/2020	59,709
135,151	NCUA GTD NTS MASTER TRUST VAR MTG BDS 08/DEC/2020	135,902
237,032	NCUA GTD NTS TRUST 2010-R1 FR MTG BDS 07/OCT/2020	238,035
150,382	NCUA GTD NTS TRUST 2010-R2 VAR MTG BDS 05/NOV/2020	150,973
328,857	NCUA GTD NTS TRUST 2011-R1 VAR MTG BDS 08/JAN/2020	329,323
297,054	NCUA GTD NTS TRUST 2011-R2 VAR MTG BDS 06/FEB/2020	297,836
213,440	NCUA GTD NTS TST 2 FR CMO 06/NOV/2017 USD1000	213,998
116,857	NCUA GUARANTEED NOTES TRUST 2010-R3 II-A VARIABLE	117,507
286,416	NCUA GUARANTEED NOTES TRUST 2011-C1 II-A VARIABLE	287,374
25,000	NEWS AMERICA INC 6.15% SNR NTS 01/MAR/2037 USD1000	31,194
125,000	NORTH SHORE LONG I 4.8% BDS 01/NOV/2042 USD	132,540
100,000	PANHANDLE EASTERN PIPE LINE CO 7% SNR NTS	122,159
25,000	PETROBRAS INTERNATIONAL FINANCE 6.875% BDS	32,528
75,000	PETROBRAS INTERNATIONAL FINANCE 7.875% GTD BDS	95,420
100,000	PRUDENTIAL FINANCIAL INC 6.625% 21/JUN/2040	125,823
125,000	PUBLIC SVC CO NEW MEXICO SR UNSEC NT 21	139,051
75,000	ROHM&HAAS HLDGS 6% 15/SEP/2017	90,175
150,000	ROYAL BANK OF SCOT 2.55% BDS 18/SEP/2015 USD1000	154,606
125,000	SIMON PROPERTY GROUP INC 5.875% BDS 01/MAR/2017	150,447
75,000	SOUTHERN COPPER CORP 7.5% SNR NTS 27/JUL/2035	98,690
75,000	SOUTHERN POWER COMPANIES 4.875% NTS 15/JUL/2015	83,837
100,000	SPECTRA ENERGY CAPITAL LLC 7.5% BDS 15/SEP/2038	140,817
75,000	TELECOM ITALIA CAPITAL 6% NTS 30/SEP/2034 USD1000	74,450
75,000	TELECOM ITALIA CAPITAL 7.175% BDS 18/JUN/2019	87,232
25,000	TIME WARNER CABLE INC SR NT 7.5% 01/APR/2014	27,558
50,000	TIME WARNER ENT 8.375% SUB NTS 15/JUL/2033 USD1000	74,904
125,000	TUSCON ELECTRIC POWER 5.15% BDS 15/NOV/2021	140,353
50,000	UNITED DOM RLTY 5.13%15/JAN/2014	52,587
125,000	US BANCORP 4.2% NTS 15/MAY/2014 USD1000	131,907
200,000	VENTAS REALTY LTD 2% SR NT 15/FEB/2018 USD	200,329
75,000	VERIZON COMMUNICATIONS INC 6.9% BDS 15/APR/2038	107,832
100,000	WASTE MANAGEMENT INC 7% SNR NOTES 15/JUL/2028	138,750
75,000	WELLPOINT INC 7.00% BDS 15/FEB/2019 USD1000	95,310
50,000	WELLS FARGO COMPANY 4.375% 31/JAN/2013	51,066
200,000	WFRBS COML MTG TR 2011-C5 3.667% MTG BDS	221,395
	Total Corporate Debt Securities	$13,269,348

	Government Bonds
100,000	BAY AREA TOLL AUTH CALIF 6.263% BDS 01/APR/2049	$140,054
50,000	CALIFORNIA ST FOR PREVIOUS ISSUES SEE 13063A FOR	63,710
40,000	CALIFORNIA STATE 5.7% MUN BDS 01/NOV/2021 USD5000	48,042
50,000	CALIFORNIA STATE 7.55% BDS 01/APR/2039 USD5000	73,034
75,000	CALIFORNIA STATE 7.6% MUNI BDS 01/NOV/2040 USD5000	110,515
90,000	HOUSTON TEXAS 6.29% BDS 01/MAR/2032 USD1000	113,733
50,000	ILLINOIS (STATE OF) 4.35% BDS 01/JUN/2018 USD1000	53,325
75,000	ILLINOIS (STATE OF) 4.421% BDS 01/JAN/2015 USD1000	81,169
40,000	ILLINOIS ST FOR ISSUES DTD PRIOR TO 01/16/2010 SEE	46,829
75,000	ISRAEL ST BD DTD 13/JUN/2003 DUE 15/JUN/2013	76,392
175,000	NEW YORK NY CITY MUN WTR FIN AUTH 6.011% BDS	235,678
50,000	ONTARIO(PROVINCE OF) 5.45% BDS 27/APR/2016 USD5000	58,204
50,000	SAN DIEGO CNTY CALIF WTR AUTH FING 6.138% BDS	67,060
560,000	UNITED STATES TREAS BDS 2.75%15/AUG/2042	546,567
625,000	UNITED STATES TREAS NTS 0.25%15/MAY/2015	624,422
1,885,000	UNITED STATES TREAS NTS 0.75%30/JUN/2017	1,896,232
2,560,000	UNITED STATES TREAS NTS 0.750% 31/OCT/2017	2,571,688
3,235,000	UNITED STATES TREAS NTS 0.875% 31/JAN/2017	3,289,810
1,440,000	UNITED STATES TREAS NTS 1.625%15/AUG/2022	1,439,389
2,340,000	UNITED STATES TREAS NTS 1.625%15/NOV/2022	2,319,342
335,000	UNITED STATES TREAS NTS 3.5% 15/FEB/2018	385,884
335,000	UNITED STATES TREAS NTS TIPS 0.625% 15/APR/2013	366,654
625,000	UNITED STATES TREAS NTS TIPS 1.25% 15/APR/2014	706,092
740,000	UNITED STATES TREAS NTS TIPS 15/APR/2015	825,036
735,000	UNITED STATES TREAS NTS VAR 15/APR/2017	801,795
365,000	US TREASURY N/B 2.875 31 JAN 2013	365,799
305,000	USA TREASURY NTS 1.875% TIPS 15/JUL/2013 USD1000	391,305
	Total Government Bonds	$17,697,760

	Mortgage Backed Securities
1,432,365	FANNIE MAE 2004-97 ZH 4.500% 25/JAN/2035	$1,574,717
276,806	FED HOME LOAN MTG 5.5% MBPT 01/JAN/2038 USD1000	300,297
560,000	FEDERAL HOME LOAN BANKS 0.0% BDS 20/FEB/2013	559,903
400,000	FEDERAL HOME LOAN BANKS 0.5% BDS 16/OCT/2015	400,476
440,000	FEDERAL HOME LOAN BANKS 0.55% BDS 13/NOV/2015	440,539
302,813	FEDERAL HOME LOAN MORTGAGE CORP 4.0% BDS	332,702
136,969	FEDERAL HOME LOAN MORTGAGE CORP VAR MTG BDS	136,837
118,548	FEDERAL HOME LOAN MORTGAGE CORP VAR MTG BDS	118,484
300,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.0% BDS	299,987
235,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.0% BDS	234,981
445,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.625% BDS	446,285
83,090	FEDERAL NATIONAL MORTGAGE ASSOC 4.444% MTG BDS	97,399
344,246	FEDERAL NATIONAL MORTGAGE ASSOC 5% MBPT	375,782
330,000	FEDERAL NATIONAL MORTGAGE ASSOC 8.95% DEB	470,969
225,000	FEDERAL NATL MTG ASSN CALL 0.5%22/OCT/2015	225,502
1,170,000	FEDERAL NATL MTG ASSN DISC NT MATURES 13/FEB/2013	1,169,816
410,000	FEDERAL NATL MTG ASSN DISC NT MATURES 20/FEB/2013	409,929
56,886	FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	60,713
115,485	FHLMC MORTPASS ARM 01/FEB/2037 1G PN# 1G2628	122,468
16,835	FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	18,399
60,000	FHLMC REMIC SERIES 3.974% MTG BDS 25/JAN/2021	68,928
685,821	FHLMC REMIC SERIES 3197 DZ 15/AUG/2036 5.00000	755,919
417,508	FHLMCGLD MORTPASS 2.5% 01/NOV/2027 E0 PN# E04113	438,557
182,424	FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	198,206
355,768	FHLMCGLD MORTPASS 4% 01/OCT/2041 Q0 PN# Q04091	390,883
181,537	FHLMCGLD MORTPASS 4.5% 01/JUN/2041 Q0 PN# Q01638	200,989
244,656	FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	265,877
191,485	FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	214,319
441,184	FNMA MORTPASS 2.5% 01/DEC/2022 CN PN# MA1278	462,801
456,571	FNMA MORTPASS 3% 01/NOV/2032 CT PN# MA1237	481,704
492,382	FNMA MORTPASS 3.5% 01/DEC/2041 CL PN# AB4044	532,653
155,920	FNMA MORTPASS 3.703% 01/SEP/2020 XY PN# FN0000	174,142
160,831	FNMA MORTPASS 3.787% 01/OCT/2020 XY PN# AE0918	180,731
156,236	FNMA MORTPASS 3.888% 01/DEC/2020 XY PN# FN0001	177,892
493,371	FNMA MORTPASS 4% 01/AUG/2029 CT PN# MA0142	532,757

161,198	FNMA MORTPASS 4.5% 01/JUL/2029 CT PN# MA0115	175,243
553,296	FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	594,414
339,729	FNMA MORTPASS 4.5% 01/SEP/2041 CL PN# MA0843	370,071
378,349	FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	407,876
296,361	FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	324,120
98,171	FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	108,342
157,564	FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	177,369
1,400,000	FREDDIE MAC 3048 QJ 5.000% 15/OCT/2025	1,565,200
285,488	GOVT NATIONAL MORTGAGE ASSOCN VAR MTG BDS	291,494
445,000	TBA FHLMC 3.00% 30YRS JAN	465,234
1,975,000	TBA FNMA SINGLE FAMILY MORTGAGE 3.00% MAT 30 YEARS	2,069,431
135,000	TBA GNMA 3.5% MTG BDS 31/DEC/2049 USD1000	146,675
370,000	TBA GNMA II JUMBOS 3.00% 30 YEARS JAN	393,356
	Total Mortgage Backed Securities	$19,961,368

	Registered Investment Companies
2,779	ABERDEEN GLOBAL NATURAL RESOURCES FD INSTL SVC CL	$47,140
567	ADVISOR'S INNER CIRCLE CAMBIAR OPPORTUNITY FD INVT CL	10,146
194	ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	3,728
171	ADVISORS INNER CIRCLE FD CAMBIAR AGGR VALUE FD INV CL	1,880
489	ADVISORS INNER CIRCLE FD RICE HALL JAMES SMALL MID CAP	6,784
113	ADVISORS SER TR CHASE MID-CAP GROWTH FD CL A	4,226
80	ALGER GROWTH OPPORTUNITIES FUND CL A	780
4,052	ALLIANCEBERNSTEIN CAP FD INC SMALL CAP GROWTH FUND CL I	158,385
8,077	ALLIANCEBERNSTEIN HIGH INC FD INC ADVISOR CL	76,815
1,614	ALLIANCEBERNSTEIN INTL VALUE FUND ADVISOR CL	18,959
850	ALLIANZ AGIC EMERGING MARKET OPPORTUNITIES FUND CLASS D	22,463
562	ALLIANZ FDS NFJ SMALL CAP VALUE FD CL D	16,415
378	ALLIANZ FDS RCM GLOBAL COMMODITY FD CL D	6,073
154	ALLIANZ NFJ INTL VALUE FD CL D	3,278
385	ALLIANZ RCM TECHNOLOGY FUND CLASS D	16,994
403	ALPHAMARK INVT TR SMALL CAP GROWTH FD	5,279
2,359	ALPINE EQUITY TR INTL REAL ESTATE EQI FD INST	55,873
2,448	ALPINE EQUITY TR RLTY INCOME & GROWTH FD INST	43,387
2,448	ALPINE SER TR DYNAMIC DIVIDEND FD INST CL	8,346
1,960	AMANA MUT FDS TR DEVELOPING WORLD FD	20,929
17,135	AMANA MUT FDS TR GROWTH FD	460,767
10,815	AMANA MUT FDS TR INCOME FD	370,304
257	AMERICAN BALANCED FD INC CL R-3	5,213
1,817	AMERICAN BALANCED FD INC CL R-5	37,087
452	AMERICAN BEACON BALANCED FD INVESTOR CL	5,898
2,280	AMERICAN BEACON EMERGING MKTS FD INVESTOR CL	26,748
2,456	AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	50,437
3,707	AMERICAN CENTURY CAPITAL VALUE FD INVESTOR CLASS	25,359
916	AMERICAN CENTURY DIVERSIFIED BOND FUND INVESTOR CLASS	10,211
10,089	AMERICAN CENTURY EMERGING MARKETS INVESTOR CLASS	88,685
995	AMERICAN CENTURY EQUITY GROWTH INVESTOR CLASS	24,374
38,230	AMERICAN CENTURY EQUITY INCOME INVESTOR CLASS	298,960
8,877	AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	159,512
900	AMERICAN CENTURY HIGH YIELD BOND FUND INVESTOR CLASS	5,607
13,278	AMERICAN CENTURY INFLATION ADJUSTED BOND INVESTOR CLASS	175,000
3,697	AMERICAN CENTURY INTERNATIONAL BOND INVESTOR CL	54,012
2,607	AMERICAN CENTURY LEGACY LARGE CAP FUND INVESTOR CL	29,561
246	AMERICAN CENTURY ONE CHOICE VERY AGGRESSIVE INV CLASS	3,283
3,218	AMERICAN CENTURY PREMIUM MONEY MARKET FUND INVESTOR CL	3,218
431	AMERICAN CENTURY REAL ESTATE FUND INVESTOR CLASS	10,155
1,280	AMERICAN CENTURY ULTRA FUND INVESTOR CLASS	33,324
1,786	AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	26,847
1,591	AMERICAN CENTURY VISTA FUND INVESTOR CLASS	28,232
4,963	AMERICAN CENTY ASSET ALLOC LIVESTRONG 2025 PORT INV CL	62,931
1,174	AMERICAN CENTY CAP PORTFOLIO MID CAP VALUE FD INV CL	15,293
940	AMERICAN CENTY EQI FD DISCIPLINED GWTH FD INV CL	12,994
1,460	AMERICAN CENTY INVT TR SHRT DURA INVS CL	15,386
7,642	AMERICAN FDS MONEY MKT FD CL A	7,642
3,764	AMERICAN HIGH INCOME TR CL R-3	42,762
215	AMERICAN HIGH INCOME TR CL R-5	2,442

169	AMERICAN MUTUAL FUND INC CLASS A	4,779
3,361	AQR FDS DIVERSIFIED ARBITRAGE FD CL N	37,007
57	ARIEL APPRECIATION FUND-CL A	2,322
237	ARTIO GLOBAL INVT FDS GLOBAL HIGH INCOME FD CL A	2,469
1,728	ARTIO GLOBAL INVT FDS TOTAL RETURN BD FD CL A	23,983
1,032	ARTISAN FDS INC ARTISAN VALUE FUND	11,626
1,861	ARTISAN FDS INC GLOBAL OPPORTUNITIES FD INV CL	27,412
598	ARTISAN FUNDS INC INTERNATIONAL FUND	14,706
251	ARTISAN FUNDS INC SMALL CAP FUND	5,211
1,291	ARTISAN FUNDS INC SMALL CAP VALUE FUND	19,812
744	ARTISAN INTERNATIONAL VALUE FUND INV SHS	22,599
1,618	ASTON FUNDS TAMRO DIVERSIFIED EQUITY FD CL N	22,211
472	ASTON/FAIRPOINTE MID CAP FUND CLASS N	15,757
943	BAIRD AGGREGATE BOND FUND INV CL	10,566
868	BAIRD FDS INC INTER MUN BD FD INV CL SHS	10,642
1,405	BAIRD FDS INC MIDCAP FD INV CL SHS	15,643
836	BARON GROWTH FUND	44,845
8,109	BARON SMALL CAP FUND	212,623
1,242	BBH CORE SELECT FD CL N	21,557
4,884	BBH FD INC CORE SELECT RETAIL CL	56,018
5,630	BERWYN FDS INC INCOME FUND	74,029
839	BLACKROCK ENERGY & RESOURCES PORTFOLIO FUND CL A	24,269
3,235	BLACKROCK EQUITY DIVIDEND FUND SVC CL	64,286
2,021	BLACKROCK FDS INFLATION PROTECTED BD SVC	24,319
2,633	BLACKROCK FUNDS HIGH YIELD BD PORT SERVICE CL	21,304
499	BLACKROCK FUNDS-SMALL CAP GROWTH EQUITY PORTFOLIO INV A	10,422
363	BLACKROCK GLOBAL ALLOCATION FD INC CL C	6,674
2,492	BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD INSTL CL	30,921
23	BLACKROCK LATIN AMER FD INC CL A	1,417
72	BLACKROCK LATIN AMER FD INC CL C	4,017
95	BLACKROCK NAT RES TR CL A	5,590
37	BLACKROCK S & P 500 INDEX FUND CL A	636
3,106	BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO CL A	31,375
9,922	BOND FD AMER INC CL R-3	128,496
925	BOND FD AMER INC CL R-5	11,979
236	BRANDYWINE BLUE FUND INC	5,784
531	BRANDYWINE FUND INC	12,451
3,873	BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	47,093
1,893	BRIDGEWAY FDS INC SMALL-CAP VALUE FD CL N	30,493
3,582	BRIDGEWAY FUND INC AGGRESSIVE INVESTOR CL 1	131,301
2,078	BUFFALO FDS MID CAP FD	35,265
241	BUFFALO FLEXIBLE INCOME FUND INC	3,059
1,606	BUFFALO FUNDS SCIENCE & TECHNOLOGY FUND	25,265
5,928	BUFFALO HIGH YIELD FUND INC	67,752
1,574	BUFFALO SMALL CAP FD INC	44,340
285	CAPITAL INCOME BLDR FD CL R-3	15,029
900	CAPITAL INCOME BLDR FD CL R-5	47,484
2,798	CAPITAL INCOME BUILDER FD CL A	147,652
632	CAPITAL INCOME BUILDER FD CL F-1	33,360
769	CAPITAL WORLD BD FD CL R-5	16,324
135	CAPITAL WORLD GROWTH & INCOME FD INC CL R-3	5,012
1,183	CAPITAL WORLD GROWTH & INCOME FD INC CL R-5	44,011
83	CAPITAL WORLD GROWTH & INCOME FUND CLASS A	3,103
426	CAPITAL WORLD GROWTH & INCOME FUND INC CL F1	15,806
40	CGM FOCUS FUND	1,165
307	CLIPPER FUND INC	21,127
1,652	COHEN & STEERS REALTY SHARES INC	106,668
3,601	COLUMBIA ACORN TR FD CL Z	109,665
315	COLUMBIA ACORN TR INTL CL Z	12,866
1,395	COLUMBIA EMERGING MARKETS CL Z	14,497
2,923	COLUMBIA ENERGY AND NATURAL RESOURCES CLASS Z	59,387
7,461	COLUMBIA FDS SER TR I DIVIDEND INCOME CL Z	110,050
1,203	COLUMBIA FDS SER TR I MID CAP GROWTH FD CL Z	32,004

750	COLUMBIA FDS SER TR I SMALL CAP GROWTH FD I CL Z	20,610
1,657	COLUMBIA FDS SER TR II MASS INCOME BUILDER FD CL A	18,775
345	COLUMBIA FDS SER TR INTL VALUE FD CL Z	4,420
3,460	COLUMBIA FDS SER TR SHORT TERM BD FD CL Z	34,601
219	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL A	3,233
2,876	COLUMBIA SELECT LARGE CAP GROWTH CLASS Z	39,867
2,769	COLUMBIA VALUE AND RESTRUCTURING CLASS Z	121,785
329	CONESTOGA FDS SMALL CAP FD	8,224
7,853	CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	195,378
356	CULLEN HIGH DIVIDEND EQUITY FUND	4,950
1,844	DAVIS NEW YORK VENTURE FUND INC-CL A	64,135
5,388	DAVIS NEW YORK VENTURE FUND INC-CL Y	189,375
561	DIREXION FDS MNTHLY 10 YR NOTE BULL 2X INV	19,052
474	DIREXION FDS MNTHLY LATIN AMER BULL 2X INV	19,524
129	DIREXION FDS MNTHY NASDQ 100 BULL 2X INV CL	14,229
3,658	DIREXION FDS MONTHLY S&P 500 BEAR 2X FD INV	69,181
1,016	DODGE & COX BALANCED FUND	79,315
1,407	DODGE & COX FDS GLOBAL STK FD	12,646
1,621,451	DODGE & COX FUNDS INTERNATIONAL STK FUNDS	56,167,051
12,505	DODGE & COX FUNDS INTERNATIONAL STOCK FUND	433,158
16,361	DODGE & COX INCOME FUND	226,766
205	DODGE & COX STOCK FUND	25,034
442	DOUBLELINE FDS TR CORE FIXED INCOME FD CL I	5,018
4,109	DOUBLELINE FDS TR TOTAL RETURN BD FD CL N	46,553
1,544	DREYFUS APPRECIATION FUND INC	67,810
83	DREYFUS EMERGING ASIA FD CL I	753
343	DREYFUS GLOBAL REAL ESTATE SECURITIES FD CLASS I	2,786
2,029	DREYFUS GREATER CHINA FD CL C	65,715
626	DREYFUS GREATER CHINA FD CL I	23,583
126	DREYFUS INTERNATIONAL BOND FUND CLASS C	2,124
2,586	DREYFUS INTL BOND FUND CL I	44,785
1,335	DREYFUS MIDCAP INDEX FUND	38,633
206	DREYFUS S&P 500 INDEX FUND	7,904
518	DREYFUS/LAUREL FUNDS INC BOND MARKET INDEX FUND INV SHS	5,706
34,451	DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	1,054,540
4,567	DUNDEEWEALTH FDS DYNAMIC ENERGY INCOME FD CL I	55,030
2,631	DWS ADVISOR FUNDS SHORT DURATION FD CL S	24,496
4,566	DWS PORTFOLIO TR FLTG RATE FD CL S	42,874
7,277	DWS SECS TR ENHANCED COMMODITY STRATEGY FD CL S	24,013
58	DWS VALUE SER INC SMALL CAP VALUE FD INSTL CL	2,148
109	EATON VANCE DIVIDEND BUILDER FD CL A	1,188
1,212	EATON VANCE LARGE CAP VALUE FUND CL A	23,636
119	EURO PAC GROWTH FD CL R-5	4,895
470	EURO PAC GROWTH FUND CL F1	19,272
611	EURO PACIFIC GROWTH FUND CLASS A	25,177
6,760	EUROPACIFIC GROWTH FD SHS CL F-2	278,187
16,977	FAIRHOLME FUNDS INC COM	533,743
205	FEDERATED EQUITY FDS CAP APPREC FD CL R	3,945
2,592	FEDERATED EQUITY FDS PRUDENT BEAR FD CL A SHS	9,408
9,005	FEDERATED HIGH YIELD TRUST SBI	57,274
460	FEDERATED PRUDENT DOLLARBEAR FUND CL A	5,480
293	FIDELITY ADVISOR EMERGING ASIA FD CL I	9,139
110	FIDELITY ADVISOR ENERGY CL I	4,070
232	FIDELITY ADVISOR FREEDOM 2050 FD INSTL	2,269
626	FIDELITY ADVISOR GOLD FUND CL I	23,136
216	FIDELITY ADVISOR HIGH INCOME FUND CL I	2,106
256	FIDELITY ADVISOR SER VII BIOTECHNOLOGY FUND CL C	2,679
621	FIDELITY BALANCED FUND	12,542
1,601	FIDELITY BLUE CHIP GROWTH FUND	78,544
4,995	FIDELITY CANADA FUND	267,300
682	FIDELITY CAP APPRECIATION FUND	20,041
27,332	FIDELITY CAPITAL & INCOME FUND	259,652
2,477	FIDELITY CHINA REGION FUND	75,947
8,759	FIDELITY CONCORD STR SPARTAN U S EQI INDX FD ADVANTAGE CL	442,259
301	FIDELITY CONSUMER FINANCE PORTFOLIO	4,398

5,113	FIDELITY CONTRAFUND	396,592
1,074	FIDELITY DIVERSIFIED INTL FUND	32,170
1,177	FIDELITY DIVIDEND GROWTH FD	35,203
528	FIDELITY EMERGING ASIA FUND	15,768
1,347	FIDELITY EMERGING MARKETS FD	31,274
285	FIDELITY EUROPE CAP APPRECTN FD	5,411
118	FIDELITY EUROPE FUND	3,674
597	FIDELITY EXPORT AND MULTINTL FUND	13,064
2,526	FIDELITY FDS EQUITY DIVIDEND INCOME FUND	49,213
7,228	FIDELITY FLOATING RATE HIGH INCOME FD	71,698
5,903	FIDELITY FOCUSED STOCK FUND	89,429
2,844	FIDELITY FREEDOM 2025 FUND	33,982
1,479	FIDELITY GNMA FUND	17,367
11,157	FIDELITY GOVERNMENT INCOME FUND	118,043
2,981	FIDELITY HIGH INCOME FUND	27,844
645	FIDELITY INSTL INVS TR FREEDOM 2020	9,224
290	FIDELITY INTL DISCOVERY FUND	9,580
643	FIDELITY INTL REAL ESTATE FD	6,122
223	FIDELITY INTL SMALL CAP OPPS FD	2,527
2,428	FIDELITY INVT TR GLOBAL COMMODITY STK FD	35,960
351	FIDELITY JAPAN FUND	3,448
199	FIDELITY JAPAN SMALL COMPANIES FUND	1,805
2,100	FIDELITY LATIN AMERICA FUND	97,264
5,920	FIDELITY LEVERAGED COMPANY STOCK FUND	190,752
31,077	FIDELITY LOW PRICED STOCK FUND	1,227,530
8,816	FIDELITY MEGA CAP STOCK FUND	104,819
16,603	FIDELITY NEW MARKETS INCOME INCOME FUND	295,529
97	FIDELITY NORDIC FUND	3,098
375	FIDELITY OVERSEAS FUND	12,118
6,815	FIDELITY PURITAN FUND	132,273
3,400	FIDELITY REAL ESTATE INCOME FD	38,759
2,137	FIDELITY REAL ESTATE INVSTMT PORTFOLIO	68,689
86	FIDELITY SELECT AUTOMOTIVE PORTFOLIO	3,374
2,914	FIDELITY SELECT BANKING PORT	56,278
851	FIDELITY SELECT BIOTECH PORTFOLIO	93,575
882	FIDELITY SELECT BROKERAGE & INVT MGMT PORTFOLIO	44,245
835	FIDELITY SELECT CHEMICAL PORTFOLIO	99,441
309	FIDELITY SELECT COMMUNICATNS EQUIPMENT	7,158
45	FIDELITY SELECT COMPUTER PORTFOLIO	2,766
1,751	FIDELITY SELECT CONSUMER STAPLES	140,144
740	FIDELITY SELECT DEFENSE & AEROSPACE PORTFOLIO	64,410
221	FIDELITY SELECT ELECTRONICS PORTFOLIO	10,085
1,218	FIDELITY SELECT ENERGY PORT	61,868
211	FIDELITY SELECT ENERGY SERV PORTFOLIO	14,057
47	FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO	2,930
2,674	FIDELITY SELECT GOLD PORT	98,869
312	FIDELITY SELECT HEALTH CARE PORTFOLIO	41,855
1,816	FIDELITY SELECT INDUSTRIAL EQUIPMENT PORTFOLIO	67,055
52	FIDELITY SELECT INSURANCE PORTFOLIO	2,660
286	FIDELITY SELECT IT SERVICES	7,206
450	FIDELITY SELECT LEISURE PORT	45,716
1,201	FIDELITY SELECT MATERIALS	85,778
1,117	FIDELITY SELECT MEDICAL EQUIPMENT AND SYSTEMS	31,144
11,155	FIDELITY SELECT NATURAL GAS PORTFOLIO	344,121
1,246	FIDELITY SELECT NATURAL RESOURCES PORTFOLIO	40,198
1,861	FIDELITY SELECT PHARMACEUTICALS PORT	27,989
552	FIDELITY SELECT SOFTWARE & COMPUTER SVCS	45,445
660	FIDELITY SELECT TECHNOLOGY PORTFOLIO	66,846
68	FIDELITY SELECT TELECOMMTNS PORTFOLIO	3,446
1,322	FIDELITY SELECT TRANSPORT PORTFOLIO	68,076
363	FIDELITY SELECT WIRELESS	3,009
597	FIDELITY SHORT TERM BOND FD	5,137
8,657	FIDELITY SMALL CAP DISCOVERY FD	208,384
456	FIDELITY SMALL CAP GROWTH FD	7,205
1,239	FIDELITY SMALL CAP VALUE FD	20,052

3,885	FIDELITY SPARTAN 500 INDEX INVESTOR CLASS	196,177
708	FIDELITY SPARTAN EXTENDED MKT INDEX FD INVESTOR CLASS	28,260
344	FIDELITY SPARTAN INTERNL INDEX FD INVESTOR CLASS	11,777
10,645	FIDELITY STRATEGIC DIV & INC FD	131,147
6,269	FIDELITY STRATEGIC INCOME FD	71,277
1,398	FIDELITY TELECOM AND UTILITIES FUND	26,067
704	FIDELITY TOTAL BOND FUND	7,704
513	FIDELITY TREND FUND INC	37,701
262	FIDELITY VALUE FUND	20,029
1,781	FIDELITY VALUE STRATEGIES FUND	56,382
3,792	FIRST EAGLE FDS GOLD FD CL C	100,421
1,882	FIRST EAGLE GOLD FUND CL A	51,510
1,592	FIRST EAGLE OVERSEAS FUND CL C	34,178
685	FMI COMMON STOCK FUND	16,379
318	FMI FOCUS FUND	9,856
17,792	FMI FUNDS INC LARGE CAP FUND	304,245
1,510	FORESTER VALUE FD	17,135
2,516	FORUM FDS ABSOLUTE STRATEGIES FD INSTL	27,879
1,278	FORUM FDS MERK ABSOLUTE RETURN CURRENC	11,555
1,782	FORUM FDS MERK ASIAN CURRENCY FD INV SHS	17,228
1,853	FORUM FDS MERK HARD CURRENCY FD INVS SHS	22,516
2,667	FORWARD EMERGING MARKETS FUND INVESTOR CLASS	28,216
1,864	FORWARD SMALL CAP EQUITY FUND INVESTOR CLASS	29,786
1,811	FPA FDS TR FPA CRESCENT PORTFOLIO INSTL	53,056
19,389	FRANKLIN INCOME FDS SER CL C	43,819
866	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS ADVISOR CL	27,873
79	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS FD CL C	2,294
4,478	FRANKLIN TEMPLETON FUND STRATEGIC SER INCOME FUND CL-C	47,820
2,383	FRANKLIN TEMPLETON FUNDS MUTUAL BEACON FD CL C	31,457
1,530	FRANKLIN TEMPLETON FUNDS MUTUAL FINANCIAL SVCS FD CL C	20,822
210	FRANKLIN TEMPLETON MODERATE ALLOCATION FUND-CL A	3,065
439	FRANKLIN/TEMPLETON HARD CURRENCY FUND CL A	4,230
3,666	FUNDAMENTAL INVS INC CL R-5	149,550
2,102	GABELLI EQUITY SERIES FUNDS INC-EQUITY INCOME FUND	47,851
404	GABELLI EQUITY SERIES FUNDS INC-SMALL CAPITAL GROWTH FUND	14,798
15,427	GABELLI UTILS FD CL AAA SHS	83,766
527	GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	10,648
4,256	GAMCO GOLD FUND INC CL AAA	93,581
511	GOLDMAN SACHS COMMODITY STRATEGY FUND CLASS A	2,928
11,802	GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO-CL A	130,414
813	GRANDEUR PEAK GLOBAL OPPORTUNITIES INV	2,016
1,862	GREENSPRING FUND INC	43,260
160	GROWTH FD AMER INC CL R-3	5,427
3,448	GROWTH FD AMER INC CL R-5	118,257
4,480	GROWTH FUND AMER INC CL F1	152,947
668	GUGGENHEIM MANAGED FUTURES STRATEGY CL H	14,189
1,306	GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	3,227
931	GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	12,576
3,315	GUINNESS ATKINSON GLOBAL ENERGY FUND	86,765
561	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL D	22,863
28,109	HARBOR BOND FUND INSTITUTIONAL	350,795
2,628	HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	110,279
3,881	HARBOR FD BD FD ADMIN CL	48,469
5,740	HARBOR FD COMODITY REAL RTRN STRATEGY CL	40,867
3,733	HARBOR FD REAL RETURN FD INSTL CL	41,735
1,209	HARBOR HIGH YIELD BOND FUND INVESTOR CLASS	13,445
2,885	HARBOR INTERNATIONAL FUND INSTITUTIONAL	179,186
4,067	HARBOR INTERNATIONAL FUND INVESTOR CLASS	250,310
3,541	HARBOR INTERNATIONAL GROWTH FUND INSTITUTIONAL	40,933
926	HARDING LOEVNER FDS INC INTL EQUITY PORT INVS CL	14,728
436	HARTFORD MUTUAL FUNDS INC CAP APPREC FUND CL C	13,293
425	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL A	14,610
137	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL B	4,151
1,212	HEARTLAND GROUP INC VALUE PLUS FUND	35,996
3,278	HEARTLAND SELECT VALUE FUND	95,613

2,232	HENNESSY CORNERSTONE MID CAP 30 FUND INVESTOR CLASS SHARES	31,628
341	HENNESSY FOCUS FUND INVESTOR CLASS SHARES	16,889
3,910	HENNESSY GAS UTILITY INDEX FUND INVESTOR CLASS	86,520
272	HENNESSY LARGE CAP FINANCIAL FUND INVESTOR CLASS	3,972
389	HENNESSY MUT FDS INC CORNERSTONE VALUE FD INVT CL	5,393
476	HENNESSY SMALL CAP FINANCIAL FUND INVESTOR CLASS	9,471
236	HIGHMARK FDS VALUE MOMENTUM FD RETAIL CL C	3,512
1,447	HOMESTEAD FDS INC SMALL CO STK FD	39,214
2,863	HUSSMAN INVESTMENT TRUST STRATEGIC TOTAL RETURN FUND	34,665
6,880	HUSSMAN INVT TR STRATEGIC GROWTH FUND	73,680
3,202	HUSSMAN INVT TR STRATEGIC INTL EQUITY FD	30,671
7,418	ICON FUNDS ENERGY FUND	140,494
171	ICON FUNDS FINANCIAL FUND	1,055
2,495	ICON FUNDS ICON MATERIALS FUND	27,919
374	ICON UTILITIES FUND CL S	2,489
315	INCOME FD AMER INC CL R-1	5,670
657	INCOME FD AMER INC CL R-5	11,866
6,746	INCOME FUND OF AMERICA INC CLASS A	121,831
1,583	ING CORPORATE LEADERS TRUST UNIT PARTN CTF SER B	39,359
1,583	ING CORPORATE LEADERS TRUST UNIT PARTN CTF SER B	39,359
112	ING EQUITY TRUST REAL ESTATE FUND CLASS C	1,895
87	ING MUTUAL FUNDS RUSSIA FUND CLASS A	2,894
1,123	INTEGRITY FD WILLISTON BASIN/MID NORTH AMER CL A	6,095
186	INTERNATIONAL GROWTH & INC FD INC CL A SHS	5,899
1,510	INTERNET FUND KINETIC FDS INV CL	65,211
7,501	INTREPID CAPITAL FUND	84,533
1,718	INTREPID SMALL CAP FUND	25,390
5,382	INVESCO AMERICAN FRANCHISE FUND CLASS C	66,087
907	INVESCO AMERICAN VALUE FUND CLASS Y	28,903
44	INVESCO CHINA FUND CL A	852
1,677	INVESCO COMSTOCK FUND CLASS C	29,871
2,020	INVESCO DIVERSIFIED DIVIDEND FD INV CL	27,185
62	INVESCO ENERGY FUND CLASS A	2,323
150	INVESCO ENERGY FUND CLASS B	5,078
502	INVESCO ENERGY FUND CLASS INVESTOR	18,727
135	INVESCO EUROPEAN GROWTH FUND CLASS INVESTOR	4,437
855	INVESCO GOLD & PRECIOUS METALS FD CL INVESTOR	6,502
2,744	INVESCO GOLD & PRECIOUS METALS FD CL Y	20,993
98	INVESCO GOLD & PRECIOUS METALS FUND CL C	764
6,634	INVESCO INTERNATIONAL CORE EQUITY FD INVST CL	70,053
406	INVESCO MID CAP CORE EQUITY FD CL Y	8,731
2,186	INVESCO REAL ESTATE FUND CL C	53,217
750	INVESTMENT MANAGERS SER TR THESIS FLEXIBLE FD CL A	6,777
317	IVA FIDUCIARY TR IVA WORLDWIDE FD CL A	5,047
273	IVY ASSET STRATEGY FD CL C	6,888
6,037	IVY ASSET STRATEGY I	157,388
2,355	IVY FDS INC ASSET STRATEGY FD CL Y	61,069
8,945	IVY FDS INC HIGH INCOME FD CL A	76,391
1,308	IVY FDS INC MID CAP GROWTH FD CL Y	24,944
71	IVY FDS INC SCIENCE & TECH FD CL Y	2,628
51	IVY GLOBAL NATURAL RESOURCES FUND-CL B	760
243	JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FUND	5,267
471	JAMES ADVANTAGE FDS SMALL CAP FUND	11,612
1,016	JANUS CONTRARIAN FUND CLASS T SHARES	15,355
448	JANUS GLOBAL RESEARCH FUND CLASS T SHARES	7,015
791	JANUS GLOBAL SELECT FUND CLASS R SHARES	7,886
8,267	JANUS GLOBAL SELECT FUND CLASS T SHARES	82,748
184	JANUS INVESTMENT FUND BALANCED FUND CLASS T SHARES	4,815
1,457	JANUS INVESTMENT FUND FLEXIBLE BOND FUND CLASS T	15,767
3,243	JANUS INVESTMENT FUND HIGH YIELD FUND CLASS T	30,228
48,714	JANUS INVESTMENT FUND SHORT TERM BOND FUND CL T	150,041
4,458	JANUS INVT FD FLEXIBLE BD FD CL S	48,233
588	JANUS INVT FD FORTY FD CL S	22,316
5,579	JANUS INVT FD HIGH YIELD FD CL S	52,056
133	JANUS INVT FD INTECH RISK-MNGD GRWTH FD CL T	1,971

1,565	JANUS INVT FD PERKINS MID CAP VALUE FD CL S	33,303
4,340	JANUS OVERSEAS FUND CLASS T SHARES	148,380
7,558	JANUS TRITON FUND CLASS T SHARES	136,195
4,481	JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD	133,363
917	JOHN HANCOCK REGIONAL BANK FUND-CL A	13,047
454	JP MORGAN SMARTRETIREMENT 2010 FD CL A	7,205
12,160	JP MORGAN SMARTRETIREMENT 2010 FD CL C	192,255
8,789	JP MORGAN SMARTRETIREMENT 2015 FD CL C	140,706
104	JPMORGAN RUSSIA FUND CLASS A	1,112
3,179	JPMORGAN TR I INTL VALUE FD CL A	40,501
126	JPMORGAN TR I INTREPID EUROPEAN FD CL A	2,412
9,103	JPMORGAN TR II HIGH YIELD FD CL A	73,732
2,117	KEELEY SMALL CAP VALUE FD CL A	60,535
2,405	KINETICS GLOBAL FUND INV CL	11,329
375	KINETICS PARADIGM FUND INV CL	8,986
1,572	LAUDUS TR GROWTH INVS U S LARGE CAP GRTH	22,661
1,063	LAZARD DEVELOPING MARKETS EQUITY PORTFOLIO OPEN SHS	13,178
12,570	LAZARD EMERGING MARKETS PORT OPEN SHS	251,786
2,385	LEUTHOLD FDS INC ASSET ALLOCATIO FD	24,641
516	LEUTHOLD FDS INC GLOBAL FD INSTL CL	5,402
51,556	LOOMIS SAYLES BOND FUND RETAIL CLASS	776,428
6,735	LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	115,580
3,112	LORD ABBETT GROWTH AND INCOME STRATEGY FUND CL A	50,750
88,700	LORD ABBETT SHORT DURATION INCOME FUND CL I	412,453
226	MADISON MOSAIC INVESTORS FUND CLASS Y	4,197
116	MADISON MOSAIC MID CAP FUND CLASS Y	1,502
4,176	MAINSTAY FDS LARGE CAP GROWTH FD CL I	33,324
887	MAINSTAY FDS TR MARKETFIELD FD CL I	14,046
42	MAIRS & PWR FDS TR BALANCED FD	2,992
924	MAIRS & PWR FDS TR GROWTH FD	77,572
96	MANAGERS AMG FDS GW&K MUN ENHANCED YIELD FD INV	986
12,049	MANAGERS AMG FDS YACKTMAN FD SVC CL	230,371
5,160	MANAGERS AMG FDS YACKTMAN FOCUSED FD SVC CL	105,888
5,861	MANAGERS FDS REAL ESTATE SECS FD	59,257
27,311	MANAGERS PIMCO BOND FUND	298,235
3,161	MANNING AND NAPIER FUND INC NEW EQUITY SERIES	54,175
14,934	MANNING AND NAPIER FUND WORLD OPPORTUNITIES SER CL A	115,740
6,292	MARSICO 21ST CENTURY FUND	88,023
1,329	MARSICO FOCUS FUND	23,026
4,112	MARSICO GROWTH FD	83,641
637	MARSICO INVT FD FLEXIBLE CAP FD	9,466
1,295	MARSICO INVT FD INTL OPPORTUNITIES FD	17,165
1,826	MASSACHUSETTS INVS GRWTH STK MASS INVS GROWTH STK FD CL R5	32,693
479	MATTHEW 25 FD INC	10,627
5,765	MATTHEWS ASIA DIVIDEND FUND	84,050
3,029	MATTHEWS ASIA SCIENCE AND TECHNOLOGY FUND	28,135
412	MATTHEWS ASIAN FDS ASIA SMALL COS FD	7,466
4,271	MATTHEWS ASIAN GROWTH & INCOME FUND	79,480
4,401	MATTHEWS CHINA FUND	103,291
3,203	MATTHEWS INDIA FUND	56,088
1,414	MATTHEWS INTL FDS ASIA GROWTH FUND	25,487
2,835	MATTHEWS KOREA FUND	15,989
2,479	MATTHEWS PACIFIC TIGER FUND	60,527
229	MERGER FUND-SBI	3,620
1,655	MERIDIAN FUND INC VALUE FUND	54,382
298	MERIDIAN GROWTH FUND	11,872
23,756	METROPOLITAN WEST FDS TOTAL RETURN BOND FUND	258,945
2,522	METROPOLITAN WEST FUNDS HIGH YIELD BOND FUND CLASS M	26,282
3,586	METROPOLITAN WEST LOW DURATION BOND FUND	31,518
2,965	MFS SER TR X EMERGING MARKET DEBT FUND CLASS I	48,420
1,654	MFS SER TR X INTL DIVERSIFICATION FD CL C	23,160
1,626	MFS SERS TRUST VI UTILITIES FD CL I	30,356
492	MFS UTILITIES FUND-CL C	9,135
1,304	MIDAS FUND INC	3,377
684	MORGAN STANLEY INSTL FD INC U S REAL ESTATE PORTFOLIO CL I	11,573

680,609	MORGAN TR I 100% U S TREAS SECS MNY MKTCL MORGAN SHARE CL	680,609
1,033	MORGAN TR I PRIME MONEY MKT FD MORGAN CL SECURITY SYMBOL IS V MVXX	1,033
831,846	MORGAN TR II U S GOVT MONEY MKT FD MORGAN	831,846
1,747	MOTLEY FOOL FDS TR GREAT AMERICA FD	22,740
1,603	MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	25,183
394	MUHLENKAMP FD	20,549
1,117	MUTUAL GLOBAL DISCOVERY FUND CL Z	31,998
1,526	MUTUALS COM VICE FUND	33,978
536	NATIXIS FDS TR II ASG MANAGED FUTURES STRTGY FD CL A	4,887
708	NEEDHAM AGGRESSIVE GROWTH FD	11,774
2,472	NEUBERGER & BERMAN EQUITY FDS EQUITY INCOME FD CL A	28,794
1,029	NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	13,899
1,729	NEUBERGER BERMAN GENESIS FD INVESTOR CLASS	58,829
973	NEUBERGER BERMAN GENESIS FUND TRUST CLASS	49,291
3,265	NEUBERGER BERMAN INTL FUND INVESTOR CLASS	57,537
140	NEUBERGER BERMAN LARGE CAP VALUE FUND INVESTOR	3,945
808	NEUBERGER BERMAN STRATEGIC INCOME FD TR CL	9,260
551	NEW PERSPECTIVE FD INC CL F-2 SHS	17,201
4,105	NEW PERSPECTIVE FUND INC CL A	128,321
361	NEW WORLD FD INC CLASS R-5	19,684
2,584	NEW WORLD FD INC NEW CL F-2 SHS	140,627
87	NEW WORLD FUND INC NEW	4,745
746	NICHOLAS FUND INC	36,164
940	NORTHERN FDS EMERGING MKTS EQUITY INDEX FD	11,152
1,927	OAKMARK EQUITY & INCOME FUND	54,929
284	OAKMARK FUND	13,794
7,066	OAKMARK GLOBAL FUND	165,912
674	OAKMARK GLOBAL SELECT FUND	8,524
1,394	OAKMARK INTERNATIONAL FUND	29,167
2,007	OAKMARK INTERNATIONAL SMALL CAP FUND	28,065
2,715	OAKMARK SELECT FUND	84,068
1,134	OBERWEIS CHINA OPPTYS FD	12,615
162	OBERWEIS MICRO-CAP PORTFOLIO	1,966
154	OBERWEIS SMALL-CAP OPPORTUNITIES FUND	1,862
1,414	OCM MUT FD GOLD FD ADVISOR CL	29,475
737	OPPENHEIMER COMMODITY STRATEGY TOTAL RETURN FD CL A	2,416
1,693	OPPENHEIMER DEVELOPING MARKETS FUND-CL A	59,763
414	OPPENHEIMER DEVELOPING MKTS FDS CL Y	14,455
569	OPPENHEIMER DEVELOPING MKTS FUNDS CL N	19,395
3,097	OPPENHEIMER INTL BD FD CL N	20,344
738	PARNASSUS FUND-SBI	29,978
11,140	PARNASSUS INCOME TRUST EQUITY INCOME PORTFOLIO	325,295
282	PAX WORLD GLOBAL ENVIRONMENTAL MRKT FD INV CL	2,791
4,142	PAX WORLD HIGH YIELD BOND FD INDIVIDUAL INVESTOR CLASS	31,187
1,322	PERKINS GLOBAL VALUE FUND CL T	16,195
5,711	PERKINS MID CAP VALUE FD CLASS T SHS	121,881
3,189	PERKINS SMALL CAP VALUE FUND CLASS T SHARES	67,037
9,396	PERMANENT PORTFOLIO FUND INC	457,025
1,956	PERRITT ULTRA MICROCAP FUND	23,005
1,429	PFS FDS WIRELESS FD	8,214
6,859	PIMCO ALL ASSET ALL AUTHORITY P	76,069
745	PIMCO COMMODITY REAL RETURN STRAT P	4,937
75,893	PIMCO COMMODITY REAL RETURN STRATEGY CLASS D	496,341
2,505	PIMCO EQUITY SER DIVID & INC BUILDER FD CL D	28,060
4,379	PIMCO FDS EMERGING LOCAL BD FD CL D	48,080
1,842	PIMCO FDS EMERGING MKTS CURR FDS CL D	19,428
731	PIMCO FDS FOREIGN BD FD CL D(UNHEDGED)	7,956
2,622	PIMCO FDS LONG DURATION TOTAL RET FD INSTL CL	31,644
5,631	PIMCO FDS LONG-TERM CR FD INSTL CL	73,933
3,523	PIMCO FDS PAC INVT MGMT SER ALL ASSET ALL AUTH FD CL D	38,889
1,052	PIMCO FDS PAC INVT MGMT SER EMERGING MKTS BB FD CL D	13,154
795	PIMCO FDS PAC INVT MGMT SER HIGH YIELD FD CL D	7,666
4,185	PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	43,988
38,728	PIMCO FDS PAC INVT MGMT SER REAL ESTATE REAL RET STR CL C	166,920
569	PIMCO FDS PAC INVT MGMT SER REAL ESTATE REAL RET STRA CL A	2,647

20,261	PIMCO FDS PAC INVT MGMT SER REAL RETURN FD-CL D	248,608
2,256	PIMCO FDS PAC INVT MGMT SER REALESTATEREALRETURN STRATEGY	11,098
117	PIMCO FDS PAC INVT MGMT SER STOCKSPLUS TOTAL RET FD CL D	1,033
130,286	PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	1,464,414
7,006	PIMCO FDS UNCONSTRAINED BD FD CL D	80,433
292	PIMCO FLOATING INCOME FUND CLASS D	2,616
2,707	PIMCO FOREIGN BOND FUND CL D U.S. DOLLAR-HEDGED	29,206
2,984	PIMCO INCOME FUND CLASS D	36,880
1,091	PIMCO INVESTMENT GRADE CORPORATE BOND FUND CL D	12,135
6,730	PIMCO REALESTATE REAL RETURN STRATEGY CLASS D	31,363
2,571	PIMCO SMALL CAP STOCKSPLUS TR CLASS D	20,410
2,987	PIMCO TOTAL RETURN FUND ADMINISTRATIVE SHS	33,570
43,691	PIMCO TOTAL RETURN FUND INSTL CL	491,086
3,805	PIMCO TOTAL RETURN FUND-CL A	42,765
1,004	POLARIS GLOBAL VALUE FUND	15,291
2,853	PRICE T ROWE GLOBAL TECHNOLOGY FUND INC SHS BEN INT	28,871
141	PRICE T ROWE RETIREMENT FDS INC 2030 FD	2,669
4,184	PRICE T ROWE RETIREMENT FDS INC RETIREMNT 2025 FD ADVSR CL	54,679
13,805	PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	268,928
10,319	PRIMECAP ODYSSEY FDS GROWTH FD	178,938
92	PROFESSIONALLY MANAGED PORT DUNCAN-HURST CAN SLIM SELECT	1,155
192	PROFESSIONALLY MANAGED PORT FD ASTERISK X CONSERVATIVE UPGRADE FUND	6,630
328	PROFESSIONALLY MANAGED PORT FD ASTERISK X FLEXIBLE INCOME FUND	10,373
2,219	PROFESSIONALLY MANAGED PORT OSTERWEIS STRATEGIC INCOME FD	25,849
244	PROFESSIONALLY MANAGED PORTF HODGES FUND	5,542
4,332	PROFESSIONALLY MANAGED PRTFL AKRE FOCUS FD RETAIL CL	66,274
1,556	PROFUNDS BEAR INVS CL	23,820
49	PROFUNDS EUROPE 30 FUND INV CL	652
340	PROFUNDS INC INVESTOR CL BIOTECHNOLOGY ULTRASECTOR	33,822
3,017	PROFUNDS MUT FDS INV CL OILFIELD EQUIPT & SVCS ULTRA	55,480
252	PROFUNDS OIL & GAS ULTRASECTOR INVESTOR CL	10,124
63	PROFUNDS REAL ESTATE ULTRASECTOR PROFUND INV CL	1,768
9,231	PROFUNDS RISING RATES OPPORTUNITY 10 INV CL	159,794
3,520	PROFUNDS RISING RATES OPPORTUNITY INV	25,308
1,327	PROFUNDS RISING U S DOLLAR PROFUND INV	33,654
11	PROFUNDS SHORT EMERGING MKTS PROFUND INVS CL	110
4,138	PROFUNDS SHORT NASDAQ-100 INV CL	27,763
2,452	PROFUNDS SHORT PRECIOUS METALS PROFUND INVT CL	16,159
1,601	PROFUNDS SHORT PRECIOUS METALS PROFUND SVC CL	11,113
1,253	PROFUNDS SHORT REAL EST PROFUND INV CL	6,992
29	PROFUNDS SVC CL BIOTECHNOLOGY ULTRASECTOR	2,564
639	PROFUNDS TELECOMM ULTRASECTORINV CL	10,810
9	PROFUNDS ULTRA SMALL/CAP INVSTR CL	187
1,038	PROFUNDS ULTRABEAR INVS CL	15,135
202	PROFUNDS ULTRAJAPAN INVESTOR CLASS	1,658
11	PROFUNDS ULTRALATIN AMER PROFUND INV CL	106
11	PROFUNDS ULTRASHORT CHINA PROFUND INV	47
236	PROFUNDS ULTRASHORT DOW 30 FD INVESTOR CL	3,437
3,384	PROFUNDS ULTRASHORT INTL PROFUND INVS	17,257
11	PROFUNDS ULTRASHORT LATIN AMERICA INVS CL	139
5,294	PROFUNDS ULTRASHORT SMALL-CAP FD INV CL	37,272
900	PROFUNDS US GOVT PLUS INV CL	44,538
25,035	PROVIDENT TR MUT FDS INC PROVIDENT TR STRATEGY FD	226,821
117	PRUDENTIAL JENNISON HEALTH SCIENCES FUND CLASS A	3,285
515	PRUDENTIAL JENNISON NATURAL RESOURCES FUND INC CLASS Z	23,951
301	PRUDENTIAL JENNISON SMALL COMPANY FUND INC CLASS A	6,753
178	PRUDENTIAL JENNISON UTILITY FUND CLASS A	2,129
297	PRUDENTIAL JENNISON UTILITY FUND CLASS C	3,533
1,965	PUTNAM EQUITY INCOME FD NEW CL Y	33,392
4,430	PUTNAM GLOBAL NAT RES FD CL C	80,403
37	PUTNAM GLOBAL NATURAL RESOURCES FUND-CL A	724
2,409	RAINIER INVT MGMT MUT FDS MID CAP EQUITY PORTFOLIO	105,450
3,179	RBB FD INC SCHNEIDER VALUE FD CL PPP	43,677
3,119	RBB FUND INC ROBECO BOSTON PRTNRS LONG SHORT EQI INVT SHS	59,724
1,226	RBB FUND INC SCHNEIDER SMALL CAP VALUE FD	22,824

5,139	RBC MICRO CAP VALUE FUND CLASS I	99,539
601	REYNOLDS BLUE CHIP GROWTH FUND	34,680
1,790	RIDGEWORTH FDS SMALL CAP VALUE EQUITY FD CL C	23,217
500	RIVERPARK FDS TR SHORT TERM HIGH YIELD FD RETAIL CL	4,980
1,860	ROWE T PRICE CAPITAL APPRECIATION FD ADVISOR CLASS	41,130
117	ROWE T PRICE DIVID GROWTH FD INC ADVISOR CL	3,087
1,368	ROWE T PRICE INFLATION PROTECTED BOND FUND INC	18,465
1,892	ROWE T PRICE INTL FDS INC GLOBAL INFRASTRUCTURE FD	20,334
2,136	ROWE T PRICE INTL INDEX FD INC INTL EQUITY INDEX FD	24,627
118	ROWE T PRICE NEW AMER GROWTH ADVISOR CL	4,174
3,363	ROWE T PRICE NEW INCOME FD ADVISOR CL	33,058
935	ROWE T PRICE REAL ESTATE FD ADVISOR CLASS	19,836
191	ROYCE FD INTL SMALLER-COS FD SVC CL	2,158
831	ROYCE FD PREMIER FD SERVICE CL	15,695
2,668	ROYCE FD SPECIAL EQUITY FD	56,383
1,117	ROYCE FUND LOW PRICED STOCK SERVICE	15,465
995	ROYCE FUND MICRO-CAP FUND	14,712
368	ROYCE FUND PREMIER SERIES	7,056
1,053	ROYCE FUND ROYCE OPPORTUNITY FUND	12,587
1,152	ROYCE FUND VALUE FD SERVICE CL	13,069
15,577	ROYCE FUND VALUE PLUS FUND SERVICE CL	215,427
7,336	ROYCE FUND-PENNSYLVANIA MUTUAL FUND INVESTMENT CL	84,360
2,046	ROYCE GLOBAL VALUE FUND SVC CL	26,552
1,888	RUSSELL COMMODITY STRATEGIES FUND CL S	17,577
4,365	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL C	41,728
90	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL H	916
1,190	RYDEX DYNAMIC FDS INVERSE S&P 500 2X STRAT CL H	10,946
345	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL H	53,225
123	RYDEX SER FDS COMMODITIES STRATEGY FD CL A	1,912
8,819	RYDEX SER FDS INV RUSSELL 2000 2X STRAT CL C	127,962
86	RYDEX SER FDS RUSSELL 2000 2X STRATEGY CL H	14,335
119	RYDEX SER TR UTILITIES FD INVESTOR CL	3,443
1	RYDEX SERIES FDS GOVT LG BOND 1.2X STRAT CL ADV	9
963	RYDEX SERIES FDS INVERSE GVT LG BD STRAT CL INV	8,191
16,791	RYDEX SERIES FDS INVERSE S&P 500 STRAT CL INV	392,580
479	RYDEX SERIES FDS INVRS RUSSELL 2000 STRAT CL H	7,834
160	RYDEX SERIES TRUST BASIC MATERIALS FUND INV CL	8,095
1,005	RYDEX SERIES TRUST BIOTECHNOLOGY FUND INV CL	41,619
1,173	RYDEX SERIES TRUST PRECIOUS METALS FUND	72,399
148	RYDEX SERIES TRUST TELECOMMUNICATIONS FUND INV CL	1,933
19	SARATOGA HEALTH AND BIOTECHNOLOGY CLASS A	405
133	SATUIT CAP MGMT TR MICRO CAP FD CL A	4,148
51,562	SATURNA INVESTMENT TRUST SEXTANT INTERNATIONAL FUND	786,842
202	SCHWAB CAP TR LAUDUS INTL MARKET MASTERS FUND INV CLASS	4,015
505	SCHWARTZ INVT TR AVE MARIA GROWTH FD	11,975
2,165	SCHWARTZ INVT TR AVE MARIA RISING DIVIDEND FD	29,208
1,084	SCHWARTZ INVT TR AVE MARIA SMALL CAP FD	12,342
6,004	SCOUT FDS CORE BD FD INSTL CL	70,008
1,757	SCOUT FDS INTERNATIONAL FD	58,593
2,280	SCOUT FDS MID CAP FD	31,173
907	SELECTED AMERICAN SHARE INC CL D	37,822
945	SELECTED AMERICAN SHARES INC	39,424
266	SENTINEL GROUP FDS INC INTERNATIONAL EQUITY CL A	4,392
400	SMALLCAP WORLD FUND INC CL C	14,934
146	SMALLCAP WORLD FUND INC CL F1	5,777
316	SSGA FUNDS EMERGING MARKETS FUND	6,561
634	SSGA FUNDS INTERMEDIATE FUND	6,046
1,461	SSGA FUNDS INTL STK SELECTION FUND	13,500
75	SSGA FUNDS TUCKERMAN ACTIVE REIT	965
1,133	STRATTON FDS INC-SMALL CAP YIELD FD	62,762
35	SUNAMERICA SPECIALTY SER FOCUSED ALPHA GROWTH FD CL A	657
64,958	SYMONS VALUE INSTITUTIONAL FUND	703,496
17,354	T ROWE PRICE BLUE CHIP GROWTH FUND INC	791,885
216	T ROWE PRICE BLUE CHIP GROWTH FUND INC ADVISOR CL	9,827
14,619	T ROWE PRICE CAPITAL APPRECIATION FUND-SBI	325,267

160	T ROWE PRICE DIVIDEND GROWTH FUND INC	4,214
199	T ROWE PRICE EQUITY INCOME FUND ADVISOR CL	5,259
12,829	T ROWE PRICE EQUITY INCOME FUND-SBI	339,322
634	T ROWE PRICE FINANCIAL SERVICES FUND INC	9,479
2,439	T ROWE PRICE GLOBAL REAL ESTATE FD INC	43,946
57	T ROWE PRICE GLOBAL REAL ESTATE FD INC ADVISOR CL	1,020
425	T ROWE PRICE GROWTH STK FD INC GROWTH STK FD ADV CL	15,888
3,518	T ROWE PRICE GROWTH STOCK FUND INC	132,923
1,190	T ROWE PRICE HEALTH SCIENCES FUND INC	49,044
10,961	T ROWE PRICE HIGH YIELD FUND INC	76,505
137	T ROWE PRICE INTL FDS INC EMERGING EUROPE MEDITERRANEAN	2,671
9,573	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS BOND FUND	136,133
2,852	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS STOCK FUND	97,138
2,299	T ROWE PRICE INTL FUNDS INC GLOBAL STOCK FUND	42,042
18,974	T ROWE PRICE INTL FUNDS INC INTERNATIONAL BOND FUND	191,638
3,212	T ROWE PRICE INTL FUNDS INC INTERNATIONAL DISCOVERY FUND	148,095
7,268	T ROWE PRICE INTL FUNDS INC LATIN AMERICA FUND	276,471
2,370	T ROWE PRICE INTL FUNDS INC NEW ASIA FUND	39,838
890	T ROWE PRICE MEDIA & TELECOMMUNICATIONS FUND INC	47,437
475	T ROWE PRICE MID CAP GROWTH FUND INC ADVISOR CL	26,288
661	T ROWE PRICE MID-CAP GROWTH FUND INC	37,301
589	T ROWE PRICE NEW AMERICA GROWTH FUND-SBI	21,155
3,074	T ROWE PRICE NEW ERA FUND INC	128,839
41,423	T ROWE PRICE NEW HORIZONS FUND INC	1,373,990
863	T ROWE PRICE REAL ESTATE FUND INC	18,142
4,250	T ROWE PRICE SHORT TERM BOND FUND INC	20,611
1,069	T ROWE PRICE SMALL CAPITAL VALUE FUND INC	41,886
678	TANAKA FUNDS INC GROWTH FUND CL R	9,474
9,423	TARGET PORTFOLIO TR MTG BACKED SECS PORTFOLIO	101,576
3,006	TARGET PORTFOLIO TR TOTAL RETURN BD PORTFOLIO	34,121
2,750	TCW FDS INC CORE FIXED INCOME FD CL N	30,880
8,291	TCW FDS INC EMERGING MKTS INCOME FD CL N	99,653
3,157	TCW FDS INC INTL SMALL CAP FD CL I	23,711
592	TCW FDS INC TOTAL RETURN BOND FD CL N	6,292
4,960	TEMPLETON FOREIGN FD CL A	34,073
9,439	TEMPLETON GLOBAL BOND FD CL A	126,291
570	TEMPLETON GROWTH FUND INC CL R	10,986
4,031	THIRD AVENUE INTL VALUE FD INSTL CLASS	68,363
2,722	THIRD AVENUE VALUE FUND INSTL CLASS	135,655
213	THOMPSON BOND FUND	2,529
2,623	THORNBURG INTL VALUE FUND CL I	73,692
610	THORNBURG INVT TR INTL VALUE FD CL C	15,689
258	THORNBURG INVT TRUST VALUE FUND CL A	8,377
216	TIAA CREF INSTL MUT FDS LARGE CAP VALUE BOND RETAIL	2,977
1,590	TIAA CREF INSTL MUT FDS MID CAP VALUE FD RETAIL CL	28,954
437	TIAA CREF INSTL MUT FDS REAL ESTATE SECS FD RETAIL CL	5,443
5,515	TIAA CREF MUT FDS INTL EQUITY FD RETAIL CL	36,400
5,336	TOCQUEVILLE GOLD FUND	339,346
2,399	TOCQUEVILLE TR DELAFIELD FD	73,268
6,116	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Z	76,570
2,428	TOUCHSTONE ULTRA SHORT DURATION FIXED INCOME FD CL Y	23,167
153	TURNER FUNDS SMALL CAP GROWTH FUND INV CL	5,152
1,239	TURNER SPECTRUM FUND INVESTOR CL	13,368
2,067	TWEEDY BROWNE FUND INC GLOBAL VALUE FUND	48,045
975	U S GLOBAL INVESTORS EASTERN EUROPEAN FUND	9,008
11,194	U S GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	131,871
1,497	UNIFIED SER TR APPLESEED FD	19,168
12,219	UNIFIED SER TR SOUND MIND INVESTING FD	137,590
2,097	US GLOBAL INVESTORS CHINA REGION FUND	15,960
1,005	US GLOBAL INVESTORS GLOBAL EMERGING MARKETS FUND	7,355
20,356	US GLOBAL INVESTORS GLOBAL RESOURCES FUND	199,285
6,171	US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	72,195
137	VALUE LINE ASSET ALLOCATION FUND INC	3,156
637	VALUE LINE INCOME FUND INC	5,522
485	VALUE LINE PREMIER GROWTH FD INC	13,980

714	VALUE LINE US GOVERNMENT SECURITIES FUND INC	8,492
3,076	VAN ECK EMERGING MARKETS CLASS C	37,255
83	VAN ECK FDS GLOBAL HARD CL A	3,638
902	VAN ECK FDS INTL INVS FD A	15,157
238	VAN ECK FDS INTL INVS GD C	3,673
1,174	VANGUARD 500 INDEX FUND INVESTOR SHARES	154,231
372	VANGUARD BD INDEX FDS MID CAP GRWTH INDEX FD ADMIRAL	10,994
360	VANGUARD BD INDEX FDS MID CAP VALUE INDEX FD ADMIRAL	10,955
1,300	VANGUARD BD INDEX FDS SMALL CAP VALUE IDX FD ADMIRAL	40,550
7,285	VANGUARD BOND INDEX FUND INC INTERMEDIATE TERM PORTFOLIO FD	87,125
13,454	VANGUARD BOND INDEX FUND INC SHORT TERM PORTFOLIO	143,015
15,124	VANGUARD BOND INDEX FUND INC TOTAL BOND MARKET PORTFOLIO	167,720
2,642	VANGUARD CHESTER FDS TARGET RETIREMENT 2015 FD	35,349
18,396	VANGUARD CHESTER FDS TARGET RETIREMENT 2025 FD	250,000
2,628	VANGUARD CONVERTIBLE SECURITIES FUND-SBI	33,267
8,311	VANGUARD DIVIDEND GROWTH FUND	138,303
2,348	VANGUARD EMERGING MARKETS STOCK INDEX FUND	65,773
20,887	VANGUARD FIXED INC SECS FD INC SHORT TERM INVT GRADE FUND	226,209
6,200	VANGUARD FIXED INCOME SECS FD INC-HIGH YIELD CORP PORTFOL	37,881
2,473	VANGUARD FIXED INCOME SECS FD INC-LONG TERM U S TREASURY PORTFOLIO	32,317
21,098	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE INV CL	217,728
775	VANGUARD FIXED INCOME SECS INVT GRADE BD PORTFOLIO	8,407
34,905	VANGUARD GNMA FUND	380,815
887	VANGUARD HORIZON FD INC GLOBAL EQUITY PORTFOLIO	16,569
905	VANGUARD INDEX FD MID CAP INDEX FD SIGNAL SHS	29,124
2,583	VANGUARD INDEX FDS VALUE INDEX FD SIGNAL SHS	61,634
480	VANGUARD INDEX TR MID CAP GROWTH INDEX INV SHS	12,957
42,997	VANGUARD INDEX TRUST MID CAPITALIZATION STK PORT	966,151
2,449	VANGUARD INDEX TRUST SMALL CAPITLZATION GROWTH	61,308
2,219	VANGUARD INDEX TRUST SMALL CAPITLZATION VALUE STK	38,608
5,660	VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	201,710
3,616	VANGUARD INDEX TRUST-SMALL CAPITALIZATION STOCK FUND	140,093
21,339	VANGUARD INFL-PROTECTED SECS	310,050
364	VANGUARD INTERNATIONAL GROWTH PORTFOLIO	7,009
278	VANGUARD INTERNATIONAL VALUE PORTFOLIO	8,664
936	VANGUARD INTL EQTY INDX FDS GBL EX-US REAL ESTATE IDX INV	20,345
446	VANGUARD INTL EQUITY INDEX FUND INC-EUROPEAN PORTFOLIO	11,590
1,119	VANGUARD INTL EQUITY INDEX FUND INC-PACIFIC PORTFOLIO	11,343
5,750	VANGUARD LARGE CAP INDEX FD	151,345
65,165	VANGUARD OHIO TAX FREE FUND MONEY MARKET PORTFOLIO	65,165
966	VANGUARD SPECIALIZED PORT ENERGY FD ADMIRAL CLASS	107,400
1,268	VANGUARD SPECIALIZED PORTFOLIOS METALS & MINING FD	20,222
4,004	VANGUARD SPECIALIZED PORTFOLIOS-ENERGY PORTFOLIO	237,088
987	VANGUARD SPECIALIZED PORTFOLIOS-HEALTH CARE	141,410
5,726	VANGUARD SPECIALIZED PORTFOLIOS-REIT INDEX PORTFOL	125,107
584	VANGUARD SPECIALIZED PTFL DIV APPR IDX FD INVESTOR CL	13,900
60	VANGUARD STAR FUND STAR PORTFOLIO	1,239
2,905	VANGUARD TOTAL INTL STOCK INDEX FUND	43,518
6,672	VANGUARD WELLESLEY INCOME FUND INC	160,852
3,194	VANGUARD WELLINGTON FD INC	108,069
7,752	VANGUARD WHITEHALL FDS HIGH DIVIDEND YIELD INV SHS	151,476
1,342	VANGUARD WINDSOR FUND INC VANGUARD WINDSOR II PORTFOLIO	39,439
909	VIRTUS FOREIGN OPPORTUNITIES FUND CLASS A	23,727
791	WALTHAUSEN FDS SMALL CAP VALUE FD	14,975
700	WASATCH ADVISORS FUNDS INC CORE GROWTH FUND	30,170
255	WASATCH ADVISORS FUNDS INC HOISINGTON U S TREASURY FUND	4,601
468	WASATCH ADVISORS FUNDS INC SMALL CAP GROWTH FUND	19,326
91	WASATCH ADVISORS FUNDS INC ULTRA GROWTH FUND	1,798
6,828	WASATCH FDS INC 1ST SOURCE INCOME FD	70,938
40,486	WASATCH FDS INC EMERGING MKTS SMALL CAP FD	113,766
2,509	WASATCH FDS INC INTL GROWTH FD	59,098
5,857	WASATCH FDS INC LARGE CAP VALUE FUND	83,348
3,815	WASATCH FDS INC LONG/SHORT FD	53,148
1,476	WASATCH WORLD INNOVATORS FD	27,340
765	WEITZ FDS HICKORY FD	35,095

2,309	WEITZ FDS SHORT INTERMEDIATE INCOME FD	29,088
3,302	WEITZ PARTNERS III OPPORTUNITY FD	41,608
671	WELLS FARGO ADVANTAGE ASIA PACIFIC FUND INV CL	6,979
978	WELLS FARGO ADVANTAGE FDS EMERGING MRKTS EQUITY FD CL C	18,087
403	WELLS FARGO ADVANTAGE FDS INTRNSIC WORLD EQI FD ADMIN CL	7,417
38	WELLS FARGO ADVANTAGE FDS PRECIOUS METALS FD CL A	2,452
2,075	WELLS FARGO ADVANTAGE FDS ULTR SHT TRM MUN INC FD INV CL	10,021
34,789	WELLS FARGO ADVANTAGE GROWTH FUND ADMIN CL	1,456,265
2,167	WELLS FARGO ADVANTAGE GROWTH FUND INV CL	86,160
151	WELLS FARGO SHORT TERM HIGH YIELD BD FD CL A	1,249
3,920	WELLS FARGO SHORT TERM HIGH YIELD BOND FUND INV CL	32,537
2,145	WESTCORE INTERNATIONAL SMALL-CAP FUND	38,490
14,678	WESTCORE PLUS BOND FUND INSTL SHS	164,978
954	WESTCORE TR SELECT FD	15,836
602	WESTCORE TRUST FLEXIBLE INCOME FUND	5,386
3,380	WESTERN ASSET CORE PLUS BOND FD CLASS I	39,441
2,543	WESTPORT FUND-CL R	66,351
1,148	WILLIAM BLAIR SMALL CAP VALUE FUND CL N	15,675
2,199	WINTERGREEN FD INC	33,202
184	WORLD FDS INC NEW REMS REAL STATE VALUE OPPTY FD PLATFORM	2,597
401	WORLD FUNDS INC NEW TOREADOR INTL FD CL A	5,554
	Total Registered Investment Companies	$109,253,314

	Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through October 2027)	$79,060,932

	Net Assets Pending Settlement	$(414,689)

	TOTAL NET ASSETS	$3,330,391,964

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)

	Number of
Assets Acquired and Disposed	Shares/Units		Fair Value

American Electric Power Company, Inc. Common Stock $6.50 par value (a)
Acquired	724,398	Shares	$29,434,815
Disposed	1,006,757	Shares	41,808,958

(a) Transactions are recorded on the trade date.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
FORM 5500 SCHEDULE H, PART IV, LINE 4j – SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

		Purchases	Sales
	Transaction Count	Price(a)	Proceeds(a)	Costs	Gain (Loss)
Single Reportable Transactions
JPMORGAN US TREAS PLUS MMKT FUND INST SHARES		$760,020,845	$-	$-	$-
JPMORGAN US TREAS PLUS MMKT FUND INST SHARES		-	756,436,421	756,436,421	-
PRUDENTIAL 63077 RATE 1.45		223,000,000	-	-	-
ING 60378 RATE 1.55		264,000,000	-	-	-

Series of Reportable Transactions
JPMORGAN US TREAS PLUS MMKT FUND INST SHARES	220	$1,063,380,565	$-	$-	$-
JPMORGAN US TREAS PLUS MMKT FUND INST SHARES	195	-	953,920,586	953,920,586	-
PRUDENTIAL 63077 RATE 1.45	9	224,437,863	-	-	-
ING 60378 RATE 1.55	19	265,852,717	-	-	-
ING 60378 RATE 1.55	7	-	35,001,064	35,001,064	-

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF NONEXEMPT TRANSACTION

Party Involved:       James K. Johnson

Relationship to Plan,
employer or other
party-in-interest:                    Employee of employer/Plan Sponsor

Transaction:                          Participant loan

Date of Loan:                        April 9, 2008

Amount of Loan:                   $21,000

Annual Interest Rate:             6.25%

Term of Loan:                       5 years

Collateral:                             Fifty percent (50%) of the Borrower’s Savings Plan account

Reason Transaction is Nonexempt:  Exemption under ERISA 408(b)(1) requires, among other things, that the loan be made in accordance with specific plan provisions.  The Plan specifically required that the maximum participant loan (when added to the outstanding balance of all other loans to such participant) be limited to $50,000, less the excess, if any, of the participant’s highest outstanding loan balance in the past 12 months.  When the plan issued the subject loan to Mr. Johnson on April 9, 2008, in the amount of $21,000, his highest outstanding loan balance in the preceding 12 months was approximately $32,500.  The $21,000 loan, when aggregated with the aforementioned loan of approximately $32,500, resulted in the loan not being made in accordance with the specific provisions of the Plan and therefore did not fall within the exemption set forth in ERISA Section 408(b)(1).  By December 31, 2012 the Company completed the steps to remediate the prohibited transaction as relates to the participant, but had not completed the steps to fully remediate the prohibited transaction as relates to the interested government agencies.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm